Exhibit 10.1

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Book Runner,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders, and
DIGIRAD CORPORATION and
Certain of its Subsidiaries,
as Borrowers
Dated as of January 1, 2016

1		DEFINITIONS AND CONSTRUCTION	1
	1.1	Definitions	1
	1.2	Accounting Terms	1
	1.3	Code	1
	1.4	Construction	2
	1.5	Time References	2
	1.6	Schedules and Exhibits	2
2		LOANS AND TERMS OF PAYMENT	2
	2.1	Revolving Loans	2
	2.2	Term Loans	3
	2.3	Borrowing Procedures and Settlements	4
	2.4	Payments; Reductions of Commitments; Prepayments	10
	2.5	Promise to Pay; Promissory Notes	15
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	15
	2.7	Crediting Payments	17
	2.8	Designated Account	17
	2.9	Maintenance of Loan Account; Statements of Obligations	17
	2.1	Fees	17
	2.11	Letters of Credit	18
	2.12	LIBOR Option	24
	2.13	Capital Requirements	25
	2.14	Joint and Several Liability of Borrowers	26
3		CONDITIONS; TERM OF AGREEMENT	28
	3.1	Conditions Precedent to the Initial Extension of Credit	28
	3.2	Conditions Precedent to all Extensions of Credit	28
	3.3	Maturity	29
	3.4	Effect of Maturity	29
	3.5	Early Termination by Borrowers	29
	3.6	Conditions Subsequent	29
4		REPRESENTATIONS AND WARRANTIES	29
	4.1	Due Organization and Qualification; Subsidiaries	30
	4.2	Due Authorization; No Conflict	30
	4.3	Governmental Consents	31

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(continued)
Page

	4.4	Binding Obligations; Perfected Liens	31
	4.5	Title to Assets; No Encumbrances	31
	4.6	Litigation	31
	4.7	Compliance with Laws	31
	4.8	No Material Adverse Effect	32
	4.9	Solvency	32
	4.1	Employee Benefits	32
	4.11	Environmental Condition	32
	4.12	Complete Disclosure	33
	4.13	Patriot Act	33
	4.14	Indebtedness	33
	4.15	Payment of Taxes	33
	4.16	Margin Stock	34
	4.17	Governmental Regulation	34
	4.18	OFAC, Anti-Corruption	34
	4.19	Employee and Labor Matters	34
	4.2	Eligible M&E	34
	4.21	Leases	34
	4.22	Eligible Accounts	35
	4.23	Eligible Inventory	35
	4.24	Location of Inventory and M&E	35
	4.25	Inventory Records	35
	4.26	Eligible Real Property	35
	4.27	Acquisition Documents and Material Contracts	35
	4.28	Use of Proceeds	36
	4.29	Health Care Matters	36
5		AFFIRMATIVE COVENANTS	38
	5.1	Financial Statements, Reports, Certificates	38
	5.2	Reporting	38
	5.3	Existence	38
	5.4	Maintenance of Properties	38
	5.5	Taxes	38
	5.6	Insurance	38

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(continued)
Page

	5.7	Inspection	39
	5.8	Compliance with Laws	39
	5.9	Environmental	39
	5.1	Disclosure Updates	40
	5.11	Formation of Subsidiaries	40
	5.12	Further Assurances	40
	5.13	Lender Meetings	41
	5.14	Location of Inventory and M&E; Chief Executive Office	41
	5.15	Bank Products	41
	5.16	Material Contracts	41
	5.17	Compliance with ERISA and the IRC	41
	5.18	Landlord Waivers and Bailee Agreements	42
	5.19	Compliance with Health Care Laws	42
6		NEGATIVE COVENANTS	43
	6.1	Indebtedness	43
	6.2	Liens	43
	6.3	Restrictions on Fundamental Changes	43
	6.4	Disposal of Assets	44
	6.5	Nature of Business	44
	6.6	Prepayments and Amendments	44
	6.7	Restricted Payments	44
	6.8	Accounting Methods	45
	6.9	Investments	45
	6.1	Transactions with Affiliates	45
	6.11	Use of Proceeds	46
	6.12	Limitation on Issuance of Equity Interests	46
	6.13	Inventory or M&E with Bailees	46
	6.14	Consignments	46
	6.15	Employee Benefits	46
	6.16	Burdensome Agreements	47
7		FINANCIAL COVENANTS	47
8		EVENTS OF DEFAULT	49
	8.1	Payments	49

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(continued)
Page

	8.2	Covenants	49
	8.3	Judgments	49
	8.4	Voluntary Bankruptcy, etc	50
	8.5	Involuntary Bankruptcy, etc	50
	8.6	Default Under Other Agreements	50
	8.7	Representations, etc	50
	8.8	Guaranty	50
	8.9	Security Documents	50
	8.1	Loan Documents	50
	8.11	Change of Control	50
	8.12	ERISA	50
	8.13	Restrainment	51
	8.14	Overpayment	51
	8.15	Lockbox Instructions	51
9		RIGHTS AND REMEDIES	51
	9.1	Rights and Remedies	51
	9.2	Remedies Cumulative	52
10		WAIVERS; INDEMNIFICATION	52
	10.1	Demand; Protest; etc	52
	10.2	The Lender Group’s Liability for Collateral	52
	10.3	Indemnification	52
11		NOTICES	53
12		CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	55
13		ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	57
	13.1	Assignments and Participations	57
	13.2	Successors	60
14		AMENDMENTS; WAIVERS	60
	14.1	Amendments and Waivers	60
	14.2	Replacement of Certain Lenders	62
	14.3	No Waivers; Cumulative Remedies	62
15		AGENT; THE LENDER GROUP	62
	15.1	Appointment and Authorization of Agent	63

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(continued)
Page

	15.2	Delegation of Duties	63
	15.3	Liability of Agent	63
	15.4	Reliance by Agent	64
	15.5	Notice of Default or Event of Default	64
	15.6	Credit Decision	64
	15.7	Costs and Expenses; Indemnification	65
	15.8	Agent in Individual Capacity	65
	15.9	Successor Agent	65
	15.1	Lender in Individual Capacity	66
	15.11	Collateral Matters	66
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	67
	15.13	Agency for Perfection	68
	15.14	Payments by Agent to the Lenders	68
	15.15	Concerning the Collateral and Related Loan Documents	68
	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	68
	15.17	Several Obligations; No Liability	69
	15.18	Sole Lead Arranger and Sole Book Runner	69
16		WITHHOLDING TAXES	70
	16.1	Payments	70
	16.2	Exemptions	70
	16.3	Reductions	71
	16.4	Refunds	71
17		GENERAL PROVISIONS	72
	17.1	Effectiveness	72
	17.2	Section Headings	72
	17.3	Interpretation	72
	17.4	Severability of Provisions	72
	17.5	Bank Product Providers	72
	17.6	Debtor-Creditor Relationship	73
	17.7	Counterparts; Electronic Execution	73
	17.8	Revival and Reinstatement of Obligations; Certain Waivers	73
	17.9	Confidentiality	74

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17.1	Survival	75
17.11	Patriot Act	75
17.12	Integration	75
17.13	Digirad as Agent for Borrowers	75
17.14	Fees	75
17.15	No Liability of Shareholders, Officers or Directors	75

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EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit C-1    Form of Compliance Certificate
Exhibit L-1    Form of LIBOR Notice
Exhibit J-1    Form of Joinder
Exhibit P-1    Form of Perfection Certificate
Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule R-1    Real Property Collateral
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 3.6    Conditions Subsequent
Schedule 4.1(b)    Capitalization of Borrowers
Schedule 4.1(c)    Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.6    Litigation
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 4.24    Location of Inventory and M&E
Schedule 4.27    Material Contracts
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business
Schedule 6.14    Consignments

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of January 1, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (each, a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement (or if amended prior to such Accounting Change, as of the date of such existing amendment), and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)    such Lender’s Revolver Commitment, or
(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time; provided that, notwithstanding the foregoing, Borrowers shall not be permitted to borrow any Revolving Loans after the Closing Date, other than their borrowing on the initial funding date, until an executed Borrowing Base Certificate as of the most recent month end is delivered to Agent.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.
2.2    Term Loans.
(a)    Term Loan A. (i) Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan A”) to Borrowers in an amount equal to the lesser of such Lender’s Pro Rata Share of an amount equal to the lesser of: (x) the Term Loan A Amount and (y) the Term Loan A Borrowing Base as of such date (based upon the Borrowing Base Certificate delivered by Borrowers to Agent on the Closing Date). The principal of the Term Loan A shall be repaid on the first day of each month, commencing on the first day of the month immediately following the Closing Date, in an amount for each installment equal to 1.19% of the original aggregate principal amount of the Term Loan A made on the Closing Date. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan A shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan A in accordance with the terms hereof. Any principal amount of the Term Loan A that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan A shall constitute Obligations hereunder.
(ii)    Anything to the contrary in this Section 2.2 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Fixed Asset Reserves and other Reserves against the Term Loan A Borrowing Base. The amount of any Fixed Asset Reserves or other Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible M&E and Eligible Real Property, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Fixed Asset Reserves or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Fixed Asset Reserves or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.
(b)    Term Loan B. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan B”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount. The principal of the Term Loan B shall be repaid on the first day of each month, commencing on the first day of the month immediately following the Closing Date, in an amount for each installment equal to 2.78% of the original aggregate principal amount of the Term Loan B made on the Closing Date. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan B shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan B in accordance with the terms hereof. Any principal amount of the Term Loan B that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan B shall constitute Obligations hereunder.
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)    Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $2,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is one Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances, including interest thereon, shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than

2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(v)    In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(vi)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(vii)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans (and portion of the Term Loans, as applicable), owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, in addition to any other remedies to which they may be entitled, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within three Business Days following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances until paid in full,
(D)    fourth, to pay the principal of all Protective Advances until paid in full,

(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)    seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)    eighth, to pay the principal of all Swing Loans until paid in full,
(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) and the Term Loans until paid in full,
(J)    tenth, ratably
i.    ratably, to pay the principal of all Revolving Loans and the Term Loans until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
iii.    ratably, to (y) the Bank Product Providers (other than Hedge Providers) based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations (other than Hedge Obligations), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,
(K)    eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers (including Hedge Providers) on account of all amounts then due and payable in respect of Bank Product Obligations (including Hedge Obligations), with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
(L)    twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vi)    For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments (without premium or penalty unless in connection with the prepayment in full of the Obligations) to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $500,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $500,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable; provided that Borrowers may rescind any such notice relative to a proposed payment in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination). Once reduced the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(ii)    Term Loan Commitments. The Term Loan A Commitments shall terminate upon the making of the Term Loan A. The Term Loan B Commitments shall terminate upon the making of the Term Loan B.
(d)    Optional Prepayments.
(i)    Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part without premium or penalty unless in connection with the prepayment in full of the Obligations.
(ii)    Term Loans. Borrowers may, upon at least ten Business Days prior written notice to Agent and without premium or penalty unless in connection with the prepayment in full of the Obligations, prepay the principal of the Term Loans, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied (x) first, against the remaining installments of principal due on the Term Loan B in the inverse order of maturity and (y) second, against the remaining installments of principal due on the Term Loan A in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(e)    Mandatory Prepayments.
(i)    Revolving Loans. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions. Within three Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m) or (n) or, to the extent the assets subject to such Permitted Disposition are not included in the Term Loan A Borrowing Base, clause(o) of the definition of Permitted Dispositions) of assets or other property with an aggregate fair market value, together with all other such sales, dispositions, casualty losses or condemnations during such fiscal year, in excess of $250,000, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) (to the extent the assets so disposed, sold or subject to casualty loss or condemnation were not included in the Term Loan A Borrowing Base) or Section 2.4(f)(iii) (to the extent the assets so disposed, sold or subject to casualty loss or condemnation were included in the Term Loan A Borrowing Base), as the case may be, in each case, in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, other than with respect to Permitted Dispositions under clause (q), so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Loan Parties or their Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 270 after the initial receipt of such monies (and such replacement, purchase or construction may be paid from the monies in such Deposit Account referred to in the immediately preceding clause C), then the Loan Party or such Loan Party’s Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition, or the costs of purchase or construction of other assets useful in the business of Borrowers and their Subsidiaries, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii) or Section 2.4(f)(iii), as the case may be; provided, that no Loan Party nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Within three Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Indebtedness. Within three Business Days of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section

2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)    Equity. Within three Business Days of the date of the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party or such Subsidiary, as applicable, (B) the issuance of Equity Interests of Administrative Borrower to directors, officers and employees of Administrative Borrower and its Subsidiaries pursuant to employee stock option or incentive plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (C) the issuance of Equity Interests of Administrative Borrower in order to finance Capital Expenditures or the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition (or if such Equity Interests are issued as consideration for a Permitted Acquisition), and (D) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (C) above), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 75% (the “Equity Prepayment Percentage”) of the Net Cash Proceeds received by such Person in connection with such issuance; provided, that (I) upon the repayment in full in cash of all Obligations in respect of the Term Loan B, the Equity Prepayment Percentage shall be reduced to 50% and (II) if (x) all Obligations in respect of the Term Loan B have been paid in full and (y) the aggregate principal outstanding amount of the Term Loan A is less than or equal to 50% of the original aggregate principal amount of the Term Loan A made on the Closing Date, then the Equity Prepayment Percentage shall be reduced to 25%. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.
(vi)    Excess Cash Flow. Within ten Business Days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Administrative Borrowers’ fiscal year ended December 31, 2016 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within ten Business Days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (A) 75% (the “ECF Prepayment Percentage”) of the Excess Cash Flow of the Loan Parties and their Subsidiaries for such fiscal year, minus (B) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loans made by Borrowers during such fiscal year; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition; provided, that (I) upon the repayment in full of the Term Loan B the ECF Prepayment Percentage shall be reduced to 25% and (II) if (x) all Obligations in respect of the Term Loan B have been paid in full and (y) such financial statements demonstrate that the Leverage Ratio of the Loan Parties and their Subsidiaries as of the end of such fiscal year was 1.5:1.0 or less, then no prepayment shall be required.
(vii)    Term Loan A. If, at any time, (A) the Term Loan A Exposure on such date exceeds (B) the Term Loan A Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(iii) in an aggregate amount equal to the amount of such excess.
(f)    Application of Payments.
(i)    Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, third, to the outstanding principal amount of the Term Loan B until paid in full and fourth, to the outstanding principal amount of the Term Loan A until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of such Term Loans in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(ii)    Each prepayment pursuant to Section 2.4(e)(ii) (solely to the extent the assets so disposed, sold or subject to casualty loss or condemnation were not included in the Term Loan A Borrowing Base), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v), or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan B until paid in full, second, to the outstanding principal amount of the Term Loan A until paid in full, third, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and fourth, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of such Term Loans in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
(iii)    Each prepayment pursuant to Section 2.4(e)(ii) (solely to the extent the assets so disposed, sold or subject to casualty loss or condemnation were included in the Term Loan A Borrowing Base) or 2.4(e)(vii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan A until paid in full, second, to the outstanding principal amount of the Term Loan B until paid in full, third, to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and fourth, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of such Term Loans in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
2.5    Promise to Pay; Promissory Notes.
(a)    Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may reasonably request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the Applicable Margin in respect of Revolving Loans constituting LIBOR Rate Loans times the undrawn amount of Letter of Credit Usage during the immediately preceding month.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,
(i)    all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii)    the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees and other fees payable hereunder or under any of the other Loan Documents (including all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k)) shall be due and payable, in arrears, on the first Business Day of each month and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the date due therefor, all interest accrued during the prior month or Interest Period, as the case may be, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first Business Day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8    Designated Account. Agent is authorized to make the Revolving Loans and the Term Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loans, all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (and except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of each Term Loan and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging) for the establishment of electronic collateral reporting and (iii) the actual fees and charges paid or incurred by Agent plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Loan Party or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s or its Subsidiaries’ business valuation; provided, that (A) so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than one field examination during any calendar year, more than one appraisal of each type of Collateral (other than M&E constituting Collateral) during any calendar year, more than two appraisals of M&E constituting Collateral during any calendar year (provided that at least one such appraisal during any calendar year is a desktop appraisal) and (B) if at any time during a calendar year Excess Availability is less than the greater of (x) 12.5% of the Maximum Credit Amount and (y) $5,000,000, the Borrowers shall be obligated to reimburse Agent for one additional field examination and one additional appraisal of each type of Collateral during any calendar year.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $1,000,000; provided that Agent shall be permitted to increase the foregoing amount to up to $2,000,000 at any time in its sole discretion upon written request from Borrowers, or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(vii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of .825% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of any of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after receipt of demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.
(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(q)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

2.12    LIBOR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans, the Term Loan A or the Term Loan B be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.
(b)    LIBOR Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans, the Term Loan A or the Term Loan B and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense (other than Taxes, which shall be governed solely and exclusively by Section 16) actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)    Conversion; Prepayment. Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the Affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the Affected Lender, Borrowers may, by notice to such Affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing

Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Until the Obligations have been paid in full and each of the Commitments terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
3.    CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    (i) as of the Closing Date, with respect to the Target and its Subsidiaries, the Specified Acquisition Agreement Representations and Specified Representations shall be true and correct; provided that (x) to the extent such representations and warranties are made on and as of specified date the same shall continue to be true and correct in all material respects as of such specified date and (y) solely in respect of the Specified Representations, such Specified Representations shall be true and correct in all material respects as of the Closing Date but in the event any such representation and warranty is qualified by materiality or material adverse change or words of similar import, such representation and warranty shall be true and correct in all respects as of the applicable date and (ii) as of the Closing Date and at and as of the date of each extension of credit made after the Closing Date, each of the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); provided that, solely on the Closing Date, with respect to the Target and its Subsidiaries and their respective businesses, the representations and warranties contained in this Agreement and the other Loan Documents referred to in this clause (ii) shall be limited to the Specified Representations; and

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof (other than, solely on the Closing Date, a Default or an Event of Default (i) resulting from a breach of any representation or warranty in this Agreement or any other Loan Document other than those that are required to be true and correct (or true and correct in all material respects) on such date pursuant to Section 3.2(a) or (ii) resulting from a failure of Agent to have a perfected Lien on any Collateral which, pursuant to Section 3.6, is not required to be perfected on the Closing Date.
3.3    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)    Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Administrative Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries (except those as to which waivers or consents have been obtained) where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)    Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.
(c)    There is no pending (or, to the knowledge of any Borrower, threatened) Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Loan Party or any Subsidiary of any Loan Party, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Health Care Proceeding against or affecting any Loan Party or any Subsidiary of any Loan Party, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
4.7    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2014, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.
4.9    Solvency.
(a)    Each Loan Party is Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits.
(a)    Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
(b)    Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.
(c)    Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.
(d)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.
(e)    No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.
(f)    No Notification Event exists or has occurred in the past six (6) years.
(g)    No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.
(h)    No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11    Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified by a Governmental Authority in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (e) each Loan Party and its Subsidiaries has all material permits required by applicable Environmental Law for the operation of its facilities including for the avoidance of doubt and not otherwise as a limitation, each material permit required by any applicable Environmental Law relating to the possession, handling, use, storage or disposal of radioactive materials.
4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on September 11, 2015 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14    Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15    Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed (taking into account valid extensions), and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable (taking into account valid extensions and other than Taxes that are the subject of a Permitted Protest). Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    OFAC, Anti-Corruption. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party (a) is a Sanctioned Person, (b) has its assets located in a Sanctioned Country, or (c) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-corruption Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-corruption Laws in all material respects.
4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    Eligible M&E. As to each item of M&E that is identified by Borrowers as Eligible M&E in a Borrowing Base Certificate submitted to Agent, such M&E is (a) of good and merchantable quality (ordinary wear and tear excepted), free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible M&E.
4.21    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22    Eligible Accounts. As to each Receivable that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery or lease of goods or equipment or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts. Each Receivable that is identified by Borrowers in a Borrowing Base Certificate submitted to Agent as an Eligible Account reimbursed pursuant to a Third Party Payor Arrangement (i) will be originated in compliance with the reimbursement policies of the applicable Third Party Payor Arrangement and (ii) shall not exceed the amount the Borrowers are entitled to receive under any applicable capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to Borrowers’ usual charges.
4.23    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.24    Location of Inventory and M&E. Other than M&E which is in-transit to or from a customer location in the ordinary course of business, the Inventory and M&E of Borrowers and their Subsidiaries is located only at, or in-transit between, the locations identified on Schedule 4.24 to this Agreement (which schedule shall identify (a) whether each such location is owned or leased by a Borrower or any of their Subsidiaries (“Leased Locations”), and (b) whether such location is controlled by a bailee, warehouseman, or similar party (“Bailee Locations”), and as such Schedule may be updated pursuant to Section 5.14 so long as, prior to or concurrently with the amendment such Schedule, in respect of any new location added to such Schedule either (x) the Loan Parties are in compliance with Section 5.18 with respect to delivery of Collateral Access Agreements, or (y) Agent shall have implemented a Landlord Reserve in respect thereof). Except for locations set forth on Schedule 4.24 under the heading “Waiver Locations” (the “Waiver Locations”) and customer locations, no owned Real Property, Leased Location, or Bailee Location contains Inventory and M&E with an aggregate value of $400,000 or more as of the Closing Date.
4.25    Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing in all material respects the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
4.26    Eligible Real Property. As to each item of Real Property that is identified by any Borrower as Eligible Real Property in a Borrowing Base Certificate submitted to Agent, (a) such Borrower has good, sufficient and legal fee simple title to such Real Property and (b) such Real Property is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Real Property. As of the Closing Date, to the Loan Parties’ knowledge, the Trucking Arrangement has been in effect for 13 years or less. The Trucking Arrangement is not subject to any written agreement and, subject to giving any termination notice required under applicable law, the Trucking Arrangement does not give the Tenant an enforceable right to use the Closing Date Owned Real Property in South Dakota.
4.27    Acquisition Documents and Material Contracts.
(a)    Borrowers have delivered to Agent a complete and correct copy of the Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each Acquisition Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. No Borrower is in default in the performance or compliance with any provisions thereof. All representations and warranties made by a Borrower in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To each Borrower’s knowledge, none of the Seller’s representations or warranties in the Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.
(b)    As of the Closing Date, the DMS Acquisition has been consummated in all material respects, in accordance with all applicable laws. As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Borrowers and, to each Borrower’s knowledge, the Seller, with respect to the DMS Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders. As of the Closing Date, after giving effect to the transactions contemplated by the Acquisition Documents, Digirad will have good title to the assets acquired pursuant to the Acquisition Agreement, free and clear of all Liens other than Permitted Liens.
(c)    Set forth on Schedule 4.27 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.27 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (i) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (ii) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (iii) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.
4.28    Use of Proceeds. The Loan Parties and their Subsidiaries will use the proceeds of the Loans and other extensions of credit made hereunder in accordance with Section 6.11.
4.29    Health Care Matters.
(a)    Compliance with Health Care Laws; Health Care Permits; Third Party Payors. Each Loan Party and each of their respective Subsidiaries is in compliance with all Health Care Laws and requirements of Third Party Payor Arrangements applicable to it and its assets, business or operations. Each Loan Party and each of their Subsidiaries (i) holds in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to own, lease, sublease or operate its assets and facilities or to conduct its business and operations as presently conducted (including to obtain reimbursement under all Third Party Payor Arrangements in which it participates), and (ii) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accreditation agencies. No circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Health Care Permit. The facilities operated by each Loan Party and each of their Subsidiaries and the services provided by each Loan Party and each of their Subsidiaries are qualified for participation in the Government Reimbursement Programs, and each Loan Party and each of their Subsidiaries is entitled to reimbursement under the Government Reimbursement Programs for services rendered at such facilities to qualified beneficiaries. All Persons providing professional health care services for or on behalf of any Loan Party (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers.
(b)    Claims; Cost Reports; Overpayments. Each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all claims, cost reports and other reports of every kind whatsoever required by any Government Reimbursement Program to have been filed or made with respect to the operations of the Loan Parties. There are no claims, actions or appeals pending before CMS, any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any Government Reimbursement Programs cost reports or claims filed by any Loan Party, or any disallowance by any Governmental

Authority in connection with any audit of such claims or cost reports. No Loan Party nor any of their Subsidiaries (i) has retained an overpayment received from, or failed to refund any amount due to any Government Reimbursement Program or other Third Party Payor in violation of any Health Care Law or Third Party Payor Arrangement, or (ii) has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Payor.
(c)    Material Statements. No Loan Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any Subsidiary of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law.
(d)    Exclusion. No Loan Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party or an Affiliate, has (i) been excluded from any Third Party Payor Arrangement or had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of or investigated for any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (d), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iii) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.
(e)    HIPAA. Except as set forth on Schedule 4.29, each Loan Party and each of their respective Subsidiaries is in compliance in all material respects with HIPAA. Except as set forth on Schedule 4.29, in each contractual arrangement that is subject to HIPAA, each Loan Party and each of their respective Subsidiaries has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA for which notification was required under HIPAA or an applicable business associate agreement.
(f)    Corporate Integrity Agreement. No Loan Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of any Loan Party or any Subsidiary of any Loan Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Reimbursement Programs or the requirements of any Health Care Permit.
(g)    Licensed Personnel. Each Loan Party and Subsidiary and, to the best knowledge of the Borrowers, each healthcare professional or technical services providers (including without limitation, any radiologic technicians) who performs or has performed services for any Loan Party or Subsidiary (collectively, their “Licensed Personnel”) has complied and currently is in compliance with all applicable Health Care Laws, except for any non-compliance which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Licensed Personnel hold all licenses, permits, accreditations and other authorizations that are required for such Licensed Personnel to provide the services provided by such Licensed Personnel to the Loan Parties and their Subsidiaries, and, each such license, permit, accreditation and other authorization is in full force and effect and, to the best knowledge of the Borrowers, no suspension, revocation or cancellation of any such license, permit or other authorization is pending or threatened and no penalties have been assessed with respect to any such license, permit or other authorization, in each case, except to the extent the failure to hold such license, permit or other authorization or any such penalties, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.    AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) except as may be required by a Change in Law, maintain their billing systems and practices substantially as in effect as of the Closing Date and shall, except as may be required by a Change in Law, only make material modifications thereto with notice to, and with the consent of, Agent.
5.2    Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets (including personal property (including intellectual property) and real property) that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5    Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except (a) to the extent that the validity of such Tax is the subject of a Permitted Protest or (b) to the extent that all such unpaid governmental assessments and taxes that are not described above in clause (a) do not exceed $250,000 in the aggregate and do not impair the enforceability, validity, or priority of any of Agent’s Liens.
5.6    Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. If at any time the area in which any Real Property Collateral located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the applicable Loan Party shall deliver to Agent evidence of flood insurance naming

Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, or as otherwise required by its internal compliance policies which shall be reasonably satisfactory in form and substance to Agent. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that the Loan Parties’ existing insurance providers, as disclosed to Agent before the Closing Date, are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $250,000 covered by their or their Subsidiaries’ casualty, medical malpractice or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7    Inspection.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and at mutually convenient times during regular business hours.
(b)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations. appraisals and valuations at such mutually convenient times and at reasonable times and intervals as Agent may designate.
5.8    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,
(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws, including maintaining in effect, and timely obtaining renewal of, and compliance with, each permit required by applicable Environmental Law for the operation of its facilities including for the avoiding of doubt and not otherwise as a limitation, each permit required by any applicable Environmental Law relating to the possession, handling, use, storage or disposal of radioactive materials, and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10    Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than any information of a general economic nature and general information about the Borrower’s industry) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made (it being understood any projections or other forward looking statements are subject to the parenthetical in the last sentence in Section 4.12). The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11    Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within ten days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any Subsidiary of a Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12    Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to

Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), to create and perfect Liens in favor of Agent in any Real Property acquired by any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Borrower (other than Digirad) and its Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement); it being understood and agreed that (a) no Foreign Subsidiary of a Loan Party that is a CFC shall be required to be a Guarantor, and (b) the extent to which any Loan Party is required to pledge the voting Equity Interests of any Subsidiary that is a CFC (or the Equity Interests of any Subsidiary of such CFC) shall be limited as provided in Section 5.11.
5.13    Lender Meetings. Borrowers will, within 90 days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Administrative Borrower.
5.14    Location of Inventory and M&E; Chief Executive Office. Other than M&E which is in-transit to or from a customer location in the ordinary course of business, each Loan Party will, and will cause each of its Subsidiaries to, keep its Inventory and M&E only at the locations identified on Schedule 4.24 to this Agreement (other than, in the case of and their chief executive offices only at the locations identified on Schedule 4.6(b) to this Agreement; provided, that Borrowers may amend Schedule 4.24 or Schedule 4.6(b) to this Agreement so long as (a) such amendment occurs by written notice to Agent not less than ten days prior to the date on which such Inventory and M&E is moved to such new location or such chief executive office is relocated, (b) such new location is within the continental United States or Canada , and (c) the Loan Parties are in compliance with Section 5.18 with respect to delivery of Collateral Access Agreements.
5.15    Bank Products. On or before the date that is 135 days after the Closing Date (or such later date as Agent may agree), the Loan Parties shall establish their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement. Notwithstanding the foregoing, It is understood and agreed that the Loan Parties shall be permitted to maintain Qualified Cash Collateral in a Raymond James Account (as defined in the Guaranty and Security Agreement) during the term of this Agreement.
5.16    Reserved.
5.17    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, each Loan Party will (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which would reasonably be expected to result in a Loan Party or

ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
5.18    Landlord Waivers and Bailee Agreements. The Loan Parties shall use commercially reasonable efforts to cause Collateral Access Agreements to be entered into as follows:
(a)    with respect to any of the Leased Locations or Bailee Locations listed on Schedule 4.24 that are not subject to a Collateral Access Agreement and are not customer locations, as promptly as practicable after either (i) the applicable Loan Parties’ lease or license for any such location is renewed or extended, or (ii) the aggregate value of Inventory and M&E at such location is equal to or exceeds $400,000,
(b)    with respect to any Leased Locations, Bailee Locations, or customer locations added to Schedule 4.24 after the Closing Date as promptly as practicable after any such location is first utilized by the Loan Parties,
(c)    with respect to any customer locations listed on Schedule 4.24 that are not subject to a Collateral Access Agreement, as promptly as practicable after the customer contract or agreement is renewed or extended, and
(d)    after the occurrence and during the continuance of an Event of Default, with respect to any Leased Locations, Bailee Locations, or customer locations not subject to a Collateral Access Agreement, as promptly as practicable following Agent’s request.
For the avoidance of doubt, nothing in this Section 5.18 limits or restricts Agent’s ability to impose Landlord Reserves for any Leased Locations or Bailee Locations that are at any time not subject to a Collateral Access Agreement.
5.19    Compliance with Health Care Laws.
(a)    Each Loan Party and each of their respective Subsidiaries will comply in all material respects with all applicable Health Care Laws.
(b)    Each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in any Third Party Payor Arrangements) which are necessary in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, all Third Party Payor Arrangements; (iii) use reasonable efforts to cause all Persons providing professional health care services for or on behalf of any Loan Party (either as an employee or independent contractor) to comply in all material respects with all applicable Health Care Laws in the performance of their duties, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.

(c)    Each Loan Party and each of their respective Subsidiaries shall maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to immediately respond to detected violations of the RCP. Each Loan Party and each of their respective Subsidiaries shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such RCPs.
(d)    Borrowers shall provide to Agent upon request, an accurate, complete and current list of all Third Party Payor Arrangements with respect to the business of the Loan Parties.
6.    NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1    Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3    Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Borrower that are not Loan Parties,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, provided, for the avoidance of doubt, nothing in this Section 6.3(b) shall be construed to prohibit or restrict Borrower or any of its Subsidiaries from making any Permitted Investment or Permitted Disposition,
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or

(d)    change its classification/status for U.S. federal income tax purposes.
6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5    Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6    Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, or (C) with respect to any Permitted Disposition, the amount of any Permitted Indebtedness secured by any Permitted Lien on the asset subject to such Permitted Disposition that is required to be, and is, repaid in connection with such Permitted Disposition, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (e), (g), (h), (j) and (k) of the definition of Permitted Indebtedness, or
(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7    Restricted Payments. Administrative Borrower will not make any Restricted Payment; provided, that, so long as it is permitted by law,
(a)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Administrative Borrower may make distributions to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Administrative Borrower held by such Persons, provided, that the aggregate amount of such redemptions made by Administrative Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $500,000 in the aggregate,
(b)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Administrative Borrower may make distributions to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Administrative Borrower on account of repurchases of the Equity

Interests of Administrative Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Administrative Borrower,
(c)    Administrative Borrower may make other Restricted Payments so long as both before and after the declaration thereof and the payment thereof (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving pro forma effect thereto, the Loan Parties shall have Liquidity (x) on each day during the 90 consecutive day period immediately preceding the date of such Restricted Payment (or, with respect to any such Restricted Payment made prior to the 90th day after the Closing Date, on each day during the period from the Closing Date to the date of such Restricted Payment), and (y) on the date of such Restricted Payment, in excess of the greater of (A) $8,000,000 and (B) 20.0% of the Maximum Credit Amount, (iii) after giving pro forma effect thereto, the Loan Parties will have Excess Availability on each day during the 90 consecutive day period immediately preceding the date of such Restricted Payment in excess of the greater of (x) $5,000,000 and (y) 12.5% of the Maximum Credit Amount, (iv) Administrative Borrower shall have delivered to Agent written projections reasonably satisfactory to Agent, supported by reasonably detailed calculations, demonstrating that, after giving pro forma effect to such Restricted Payment, the Loan Parties and their Subsidiaries, on a consolidated basis, will have (x) a Fixed Charge Coverage Ratio greater than or equal to 1.00:1.00 and (y) a Leverage Ratio of less than or equal to 2.50:1.00, in each case, as of the last day of the 12 month period most recently ended for which financial statements are required to have been delivered to Agent hereunder and (v) the aggregate amount of all such Restricted Payments made under this Section 6.7(d) during any fiscal year of the Administrative Borrower shall not exceed the Distribution Cap then in effect.
6.8    Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or by any Accounting Change or Change in Law).
6.9    Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for :
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b)    any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(c)    the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(d)    (i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,
(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9, and

(f)    agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party.
6.11    Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, (ii) to pay a portion of the consideration payable in connection with the consummation of the DMS Acquisition, and (iii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby (including the DMS Acquisition), in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including (x) that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Person or a Sanctioned Country, to finance any investments in a Sanctioned Person or a Sanctioned Country, to fund any operations of a Sanctioned Person or a Sanctioned Country), or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-corruption Laws.
6.12    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Administrative Borrower each Loan Party will not, and will not permit any of its Subsidiaries to issue or sell any of its Equity Interests.
6.13    Inventory or M&E with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to store its Inventory or M&E at any time with a bailee, warehouseman, or similar party except (a) to the extent the location of such Inventory or M&E is set forth on Schedule 4.24 and either (x) the Loan Parties are in compliance with Section 5.18 with respect to Collateral Access Agreements or (y) Agent shall have implemented a Landlord Reserve in respect thereof and (b) M&E which is in-transit to a customer location in the ordinary course of business.
6.14    Consignments. Except as set forth on Schedule 6.14, the Borrowers and their Subsidiaries will not consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval or other conditional terms.
6.15    Employee Benefits.
(a)    Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.
(b)    Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.
(c)    Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $1,000,000 with respect to all Pension Plans in the aggregate.
(d)    Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension or (ii) any Multiemployer Plan.

(e)    Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11.
(f)    Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.
6.16    Burdensome Agreements. Each Borrower will not, and will not permit any of its Subsidiaries to:
(a)    Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party: (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries or (iii) to make loans or advances to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, that nothing in any of clauses (i) through (iii) of this Section 6.18(a) shall prohibit or restrict compliance with: (v) this Agreement or the other Loan Documents; (w) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances); (x) any restriction or encumbrance with respect to any asset of any Loan Party or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital Equity Interests or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (y) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business (to the extent that such agreements evidence Permitted Investments); or (z) any restriction applicable to an acquired Subsidiary any Loan Party or any of its Subsidiaries pursuant to agreements in effect on the date such Subsidiary became a Subsidiary of any Loan Party or any of its Subsidiaries, was not created in contemplation hereof and is otherwise permitted to remain in effect hereunder; provided, that such restrictions apply only to the Subsidiary so acquired.
(b)    Directly or indirectly, enter into, assume or become subject to any contractual obligation (i) contravening, conflicting with or violating any provision in the Loan Documents, or (ii) prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except (w) this Agreement and the other Loan Documents, (x) any restriction or encumbrance with respect to any asset of any Loan Party or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital Equity Interests or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement, (y) as required by any applicable law, rule or regulation or (z) in connection with any document or instrument governing (A) Liens permitted pursuant to clauses (f) and (r) of the definition of “Permitted Liens”; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, or (B) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business (to the extent that such agreements evidence Permitted Investments); provided that any such restriction contained therein relates only to interests in such Investment.
7.    FINANCIAL COVENANTS.
7.1    Each Borrower covenants and agrees that, until payment in full of all Obligations in respect of the Term Loan A and the Term Loan B, the Loan Parties will:
(a)    Minimum Liquidity. Maintain at least $5,000,000 of Liquidity at all times, and
(b)    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.00:1.00 for each trailing twelve month period ending as of the end of a month.
(c)    Leverage Ratio. Have a Leverage Ratio, measured on a month-end basis, of not greater than the maximum amount set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Date
2.50:1.00	January 31, 2016
2.50:1.00	February 29, 2016
2.50:1.00	March 31, 2016
2.50:1.00	April 30, 2016
2.50:1.00	May 31, 2016
2.50:1.00	June 30, 2016
2.50:1.00	July 31, 2016
2.50:1.00	August 31, 2016
2.50:1.00	September 30, 2016
2.50:1.00	October 31, 2016
2.50:1.00	November 30, 2016
2.50:1.00	December 31, 2016
2.50:1.00	January 31, 2017
2.50:1.00	February 28, 2017
2.25:1.00	March 31, 2017
2.25:1.00	April 30, 2017
2.25:1.00	May 31, 2017
2.25:1.00	June 30, 2017
2.25:1.00	July 31, 2017
2.25:1.00	August 31, 2017
2.25:1.00	September 30, 2017
2.00:1.00	October 31, 2017
2.00:1.00	November 30, 2017
2.00:1.00	December 31, 2017
2.00:1.00	January 31, 2018
2.00:1.00	February 28, 2018
2.00:1.00	March 31, 2018
2.00:1.00	April 30, 2018
2.00:1.00	May 31, 2018

1.75:1.00	June 30, 2018 and the last day of each month ending thereafter

7.2    Each Borrower covenants and agrees that, following payment in full of all Obligations in respect of the Term Loan A and the Term Loan B, during any Covenant Trigger Period, Borrowers will have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.00:1.00 for the trailing twelve month period ending as of the end of the month immediately preceding the commencement of the Covenant Trigger Period and for each trailing twelve month period ending as of the end of each month ended during the Covenant Trigger Period.
7.3    Each Borrower covenants and agrees that, at all times, the Loan Parties shall maintain Qualified Cash Collateral subject to a perfected first priority Lien in favor of Agent in an amount not less than the Applicable Cash Collateral Amount.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14, 5.15, 5.16, 5.17, 5.18 or 5.19 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not made a non-appealable denial of coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a)

there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6    Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $250,000 or more;
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of the negligence of Agent or failure to act on the part of Agent.
8.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    Change of Control. A Change of Control shall occur, whether directly or indirectly; or
8.12    ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $250,000, (b) an accumulated funding deficiency or funding shortfall in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $250,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $250,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.
8.13    Restrainment. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct a material part of the business affairs of the Loan Parties and their Subsidiaries, resulting in a Material Adverse Effect.
8.14    Overpayment. If any Loan Party is found to have been overpaid by a Government Account Debtor by more than $100,000 during any period covered by an audit conducted by such Government Account Debtor, and such overpayment is not repaid within 30 days of its due date or reserved for in a manner reasonably acceptable to the Agent;
8.15    Lockbox Instructions. If (a) any instruction or agreement regarding any Government Receivables Lockbox Account, Non-Government Receivables Lockbox Account or Government Receivables Lockbox Account Agreement is amended or terminated without the written consent of Agent, (b) any Loan Party fails to forward any Collections on Receivables to the applicable Government Receivables Lockbox Account or Non-Government Receivables Lockbox Account as required pursuant to Section 7(k) of the Guaranty and Security Agreement, or (c) any Loan Party directs any Account Debtor to make a payment in respect of any Receivables to any place, lockbox or Deposit Account other than a Government Receivables Lockbox Account or Non-Government Receivables Lockbox Account, as applicable;
8.16    Health Care Laws. If any of the following shall occur:
(a)    any material Health Care Permit of a Loan Party shall be revoked, fail to be renewed, suspended or otherwise terminated,
(b)    any Loan Party shall fail to be eligible to participate in any Government Reimbursement Program or to accept assignments or rights to reimbursement thereunder due to such Loan Party’s material failure to comply with the terms of such Government Reimbursement Program,
(c)    any Account Debtor shall terminate, revoke or fail to renew any Loan Party’s right to participate in any material Third Party Payor Arrangement that provides reimbursement for medical services,
(d)    any Loan Party shall enter into a settlement or other agreement with CMS or any other Governmental Authority for an amount in excess of $250,000.
9.    RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers. The Agent waives any right of offset it may have against any Government Receivables Lockbox Account maintained by any Borrower with Agent for the repayment of any Obligations (other than Bank Product Obligations); provided, however, that the Agent shall at all times have (and does not waive) a perfected security interest in each such Government Receivables Lockbox Account and any proceeds of Collateral deposited into each such Government Receivables Lockbox Account to secure the repayment of all Obligations.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.    WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of one external legal counsel for all such Indemnified Persons and, if necessary, one firm of local counsel in each applicable jurisdiction (which may include one firm of special counsel acting in multiple jurisdictions) (and in the case of an actual of perceived conflict of interest among any one or more Indemnified Persons, one additional counsel for each group of similarly-situated Indemnified Persons), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed solely and exclusively by Section 16 (other than any Taxes that represent losses, claims or damages arising from a non-Tax claim)), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 (i) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Section 16 (other than any Taxes that represent losses, claims or damages arising from a non-Tax claim). This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	C/O ADMINISTRATIVE BORROWER DIGIRAD CORPORATION
1048 Industrial Court, Suite E
Suwanee, GA 30024
Attn: Jeffry Keyes
Fax No.: (858) 726-1546
Email: jeffry.keyes@digirad.com

with copies to:	OLSHAN FROME WOLOSKY LLP
65 East 55th Street
New York, NY 10022
Attn: Adam Finerman, Esq.
Fax No.: (212) 451-2222
Email: AFinerman@olshanlaw.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attn: Specialty Finance Manager Fax No.: (310) 453-7442

with copies to:	PAUL HASTINGS LLP
695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626
Attn: Katherine Bell, Esq.
Fax No.: (714) 668-6338
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business

Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS,

ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender or a Related Fund of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof; and
(B)    Agent, Swing Lender, and Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan A and/or the Term Loan B, as the case may be (and, in each case, the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of any of the Term Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of any of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.    AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Section 3.1 or 3.2,
(vi)    amend, modify, or eliminate Section 15.11,
(vii)    other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
(viii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”,
(ix)    contractually subordinate any of Agent’s Liens,
(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f), or
(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party;
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Revolver Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Property) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base or the Term Loan A Borrowing Base, as the case may be, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c) or Section 2.2(a)(ii);
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.    AGENT; THE LENDER GROUP.

15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product

Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Partyand its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18    Sole Lead Arranger and Sole Book Runner. Each of the Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Sole Lead Arranger and Sole Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Sole Lead Arranger and Sole Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Sole Lead Arranger and Sole Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.
16.    WITHHOLDING TAXES.
16.1    Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will (except to the extent required by applicable law) be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, except to the extent required by applicable law. In the event any deduction or withholding of Indemnified Taxes is required (as determined in the good faith discretion of the Administrative Borrower or Agent), Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
16.2    Exemptions.
(a)    Agent agrees to deliver, on or before the first payment date under this Agreement, to the Administrative Borrower such properly completed and executed form or forms, including but not limited to IRS Form W-9, and other reasonably requested information as will permit Administrative Borrower to determine whether or not payments made hereunder are subject to deduction or withholding of Taxes
(b)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(c)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(b) or 16.2(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(b) or 16.2(d), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3    Reductions.
(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(b) or 16.2(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, by the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4    Refunds. If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund or realized a credit of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, Agent or such Lender shall promptly pay over an amount equal to such refund or credit, as applicable, to Borrowers (or if a Default or Event of Default has occurred and is continuing, Agent or such Lender shall treat such amount as a payment remitted to Agent first with respect to any Obligations then due and payable and then with respect to the outstanding principal amount of the Obligations) (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund or credit), net of all reasonable out-of-pocket expenses of Agent or such Lender incurred in obtaining such refund or credit, as applicable, and without interest (other than any interest paid by the applicable Governmental

Authority with respect to such a refund or credit ); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.
17.    GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. Nothing contained herein or in any other Loan Document shall be deemed an admission or agreement by any member of the Lender Group that the Trucking Arrangement itself gives the Tenant an enforceable right or easement to use the Closing Date Owned Real Property in South Dakota.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
17.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.
(c)    Each Loan Party agrees that Agent may make Borrower Materials available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13    Digirad_as Agent for Borrowers. Each Borrower hereby irrevocably appoints Digirad as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	DIGIRAD CORPORATION, a Delaware corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer
DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer
DMS IMAGING, INC., a North Dakota corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer
TELERHYTHMICS, LLC, a Tennessee limited liability company By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer
MD OFFICE SOLUTIONS, a California corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: President, Chief Financial Officer & Chief Financial Officer

PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation By: /s/ JEFFRY R. KEYES Name: Jeffry R. Keyes Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Sole Lead Arranger, as Sole Book Runner, and as a Lender

By:	/s/ KATHY R. PLISKO
Name:	Kathy R. Plisko
Title:	Authorized Signatory

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of              between                  (“Assignor”) and                  (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.
2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any Guarantor or the performance or observance by Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.
3.The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.
4.Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, Swing Lender and Issuing Bank, (d) the receipt of the consent of the Borrowers (as required by the Credit Agreement), and (e) the date specified in Annex I.
5.As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6.Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By    ______________________________________            Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By    _______________________________________            Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

WELLS FARGO BANK, NATIONAL
Association, a national banking
association, as Agent, Swing Lender, and Issuing Bank

By    ____________________________________
Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

DIGIRAD CORPORATION, a Delaware corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

DMS IMAGING, INC., a North Dakota corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

TELERHYTHMICS, LLC, a Tennessee limited liability company

By:	____________________________
Name:	____________________________
Title:	____________________________

MD OFFICE SOLUTIONS, INC., a California corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation

By:	____________________________
Name:	____________________________
Title:	____________________________

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: DIGIRAD CORPORATION, a Delaware corporation, the Subsidiaries of Digirad identified on the signature pages thereof as “Borrowers”

2.	Name and Date of Credit Agreement:
Credit Agreement dated as of January 1, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad party thereto as “Borrowers” (individually and collectively, jointly and severally, the “Borrowers), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo as sole lead arranger, and Wells Fargo, as sole bookrunner

3.    Date of Assignment Agreement:

4.    Amounts:

a.	Assigned Amount of Revolver Commitment $_____________

b.	Assigned Amount of Revolving Loans $_____________

c.	Assigned Amount of Term Loan A $____________

d.	Assigned Amount of Term Loan B $____________
5.    Settlement Date:

6.    Purchase Price                            $_____________

7.    Notice and Payment Instructions, etc.

Assignee:                        Assignor:

EXHIBIT B-1

Summary Page Borrowing Base Certificate

Date
Name	Digirad Corporation
A/R As of:
Inventory As of:

The undersigned, Digirad Corporation, a Delaware corporation, Digirad Imaging Solutions, Inc., a Delaware corporation, DMS Health Technologies, Inc., a North Dakota corporation, DMS Imaging, Inc., a North Dakota corporation, Telerhythmics, LLC, a Tennessee limited liability company, MD Office Solutions, a California corporation, and Project Rendezvous Holding Corporation, a Delaware corporation (each a "Borrower", and individually and collectively, jointly and severally, the "Borrowers"), pursuant to that certain Credit Agreement dated as of January 1, 2016 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrowers, the lenders signatory thereto from time to time and Wells Fargo Bank, National Association, a national banking association as the administrative agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Revolving Loans, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance			—
	Less Ineligibles (detailed on page 2)		—
Eligible Accounts Receivable			—

Accounts Receivable Availability before Sublimit(s)			—

Net Available Accounts Receivable after Sublimit(s)			—

Inventory

Inventory Balance Assigned To Wells Fargo Capital Finance			—
	Less Ineligibles (detailed on page 3)		—
Eligible Inventory			—

Inventory Availability before Sublimit(s)			—

Available Inventory after Sublimit(s)				—

Reserves, L/Cs and Advances

Total Revolver Availability before Reserves				—

Reserves

Total Reserves Calculated before the Credit Line				—

Total Collateral Availability				—
			Suppressed Availability	—
Availability before Reserves	Total Credit Line			—

Reserves

Total Reserves Calculated after the Credit Line				—

Total Availability after Reserves before Loan Balance and LCs				—

Letter of Credit Balance		As of:		—
Loan Ledger Balance		As of:		—

Net Revolver Availability				—

Term Loan A - M&E and Real Estate

M&E Balance Assigned to Wells Fargo				—
Less Ineligibles (detailed on page 5)				—
Eligible M&E				—

M&E Availability Before Sublimit				—

Real Estate Balance Assigned to Wells Fargo (detailed on Page 6)				—

Real Estate Availability before Sublimit(s)			—

Total Term Loan A Availability before Sublimit(s) and Reserves			—
		Suppressed Availability	—
Net Term Loan Availability after Sublimit(s) before Reserves	Total Credit Line		—

Reserves

Total Reserves			—

Net Term Loan A Availability			—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrowers that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrowers’ letterhead]

To:    Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attn: ________________________

Re:    Compliance Certificate dated ____________ __, 20__
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement dated as of January 1, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad party thereto as “Borrowers” (individually and collectively, jointly and severally, the “Borrowers), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo as sole lead arranger, and Wells Fargo, as sole bookrunner. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Digirad hereby certifies as of the date hereof that:
1.    The financial information of Borrowers and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Digirad and its Subsidiaries as of the date set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Digirad and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action the Loan Parties and/or their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Loan Parties and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.
5.    As of the date hereof, Borrowers and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _______________, 20___.

DIGIRAD CORPORATION, a Delaware corporation By:_________________________________ Name: Title:
DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation By:_________________________________ Name: Title:
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation By: _________________________________ Name: Title:
DMS IMAGING, INC., a North Dakota corporation By:_________________________________ Name: Title:
TELERHYTHMICS, LLC, a Tennessee limited liability company By: _________________________________ Name: Title:

MD OFFICE SOLUTIONS, a California corporation By:_________________________________ Name: Title:
PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation By:_________________________________ Name: Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4
Financial Covenants
1.    Minimum Liquidity.1
Borrowers’ and their Subsidiaries’ Liquidity is $______________, which amount [is/is not] greater than or equal to $5,000,000, as required by Section 7.1(a) of the Credit Agreement.

2.     Fixed Charge Coverage Ratio.2
Borrowers’ and their Subsidiaries’ Fixed Charge Coverage Ratio, measured on a month-end basis, for the trailing twelve month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to 1.00:1.00, as required by Section 7.1(b) of the Credit Agreement for the corresponding period.

3.    Leverage Ratio.3
Borrowers’ and their Subsidiaries’ Leverage Ratio, measured on a month-end basis, as of the last day of the ____ month period ending _____________ __, 20__, is __1:0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7.1(c) of the Credit Agreement for the corresponding date.

4.     Fixed Charge Coverage Ratio4
A Covenant Trigger Period commenced on _______ and is continuing and Borrowers' and their Subsidiaries Fixed Charge Coverage Ratio, measured on a month-end basis, for the trailing twelve month period ending _________, 20__ is __:1.0, which ratio [is/is not] greater than or equal to 1.0:1.0, as required by Section 7.2 of the Credit Agreement.

1 Until payment in full of all Obligations under the Term Loan A and the Term Loan B.
2 Until payment in full of all Obligations under the Term Loan A and the Term Loan B.
3 Until payment in full of all Obligations under the Term Loan A and the Term Loan B.
4 Following payment in full of all Obligations in respect of the Term Loan A and the Term Loan B

EXHIBIT L-1

FORM OF LIBOR NOTICE
Wells Fargo Bank, N.A., as Agent
under the below referenced Credit Agreement
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404

Ladies and Gentlemen:
Reference hereby is made to that certain Credit Agreement dated as of January 1, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad party thereto as “Borrowers” (individually and collectively, jointly and severally, the “Borrowers), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo as sole lead arranger, and Wells Fargo, as sole bookrunner. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding [Revolving Loans] [Term Loan A] [Term Loan B]1 in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].
The LIBOR Rate Advance will have an Interest Period of 1, 2, 3, or 6 month(s) commencing on ________.
This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Each Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Borrowers or their Subsidiaries contained in this Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.
1Select appropriate options

[Signature pages to follow]

Dated:

DIGIRAD CORPORATION, a Delaware corporation By:_________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation By:_________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer
TELERHYTHMICS, LLC, a Tennessee limited liability company By: _________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer
MD OFFICE SOLUTIONS, INC., a California corporation By:_________________________________ Name: Jeffry R. Keyes Title: President, Chief Financial Officer
DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation By: _________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer
DMS IMAGING, INC., a North Dakota corporation By:_________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer
PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation By:_________________________________ Name: Jeffry R. Keyes Title: Chief Financial Officer

Acknowledged by:
WELLS FARGO BANK, National
association, a national banking
association, as Agent

By:
Name: Kathy R. Plisko
Title:     Authorized Signatory

EXHIBIT J-1
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Agreement”), is entered into as of ________ __, 20__, by and among __________, a(n) ____________ (“New Borrower”), the lenders party hereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO bank, nATIONAL aSSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), pursuant to the Credit Agreement (defined below), and is acknowledged and agreed to by DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad identified on the signature pages hereof (such Subsidiaries, together with Digirad are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of January 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrowers, the lenders party thereto as “Lenders”, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), and Agent, the Lender Group has agreed to make or issue Loans, Letters of Credit and certain other financial accommodations thereunder;
    WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement;
WHEREAS, pursuant to that certain Intercompany Subordination Agreement dated as of January 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Subordination Agreement”), by and among Digirad, and each of Digirad’s Subsidiaries listed on the signature pages thereto (each individually an “Obligor”, and individually and collectively, jointly and severally, “Obligors”), and Agent, each Obligor has agreed to the subordination of indebtedness of each other Obligor owed to such Obligor on the terms set forth therein;

WHEREAS, pursuant to that certain Fee Letter dated as of January 1, 2016 (as amended, restated, supplemented or otherwise modified from time to the, the “Fee Letter”), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;

WHEREAS, pursuant to Section 5.11 of the Credit Agreement, New Borrower may become a Borrower by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:
1.Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a Borrower under the Credit Agreement as if it were a signatory thereto and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability as a Borrower for the Obligations under the Credit Agreement pursuant to the terms of the Credit Agreement, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof. Each party hereto agrees that, anything to the contrary contained in the Credit Agreement notwithstanding, Receivables and Inventory owned by New Borrower shall not be eligible to be included in the Borrowing Base until the completion of an appraisal and field examination with respect to New Borrower, in each case, with results reasonably satisfactory to Agent.
2.Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedules A-2 and 4.1(b) to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.
3.Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to an “Obligor” or the “Obligors” in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.
4.Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a Borrower under the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Fee Letter. New Borrower hereby agrees that each reference to “Borrower” in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.
5.Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:
(a)It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.
(b)The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Borrower or its Subsidiaries, the Governing Documents of New Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of any holder of Equity Interests of New Borrower or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.
(c)This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(d)Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).
6.Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:
(a)a Joinder to the Guaranty and Security Agreement, dated as of the date hereof, by and between New Borrower and Agent, together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by undated stock powers/transfer forms executed in blank, and the same shall be in full force and effect;
(b)a Pledged Interests Addendum by [______], dated as of the date hereof, with respect to the pledge of Equity Interests of New Borrower owned by [______], together with the original Equity Interest certificates, if any, representing all of the Equity Interests of New Borrower, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;
(c)an appropriate financing statement to be filed in the office of the [_____] Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower;
(d)a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;
(e)a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;
(f)certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of

New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;
(g)copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and
(h)evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 5.6 of the Credit Agreement;
(i)a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower) and shall not be more expansive than the applicable legal opinion delivered on the Closing Date); and
(j)such other agreements, instruments, approvals or other documents reasonably requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.
7.Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.
8.Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.
9.Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
10.Binding Effect. This Agreement shall be binding upon New Borrower and Borrowers and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.
11.Effect on Loan Documents.
(a)Except as contemplated to be supplemented hereby, the Credit Agreement, the Intercompany Subordination Agreement, the Fee Letter, and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement, the Intercompany Subordination Agreement, the Fee Letter, or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.
(b)(i) Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Grantor”, “Obligor” or words of like import referring to a Borrower, Grantor or an Obligor shall include and refer to New Borrower, and (ii) each reference in the Credit Agreement, Intercompany Subordination Agreement, the Fee Letter, or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement, the Intercompany Subordination Agreement, the Fee Letter, or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.
12.Miscellaneous
(a)This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
(b)Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
(c)Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
(d)Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
(e)The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
(f)Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “include”, “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of the Credit Agreement and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement and any other Loan Document. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

[signature pages follow]

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	[___________], a(n) ___________________

	By:	__________________________________

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

By:	__________________________________
Name:	__________________________________
Its Authorized Signatory

Acknowledged and Agreed to by:

BORROWERS:	DIGIRAD CORPORATION, a Delaware corporation By:_________________________________ Name: Title:
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation By: _________________________________ Name: Title:
TELERHYTHMICS, LLC, a Tennessee limited liability company By: _________________________________ Name: Title:
MD OFFICE SOLUTIONS, a California corporation By:_________________________________ Name: Title:

DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation By:_________________________________ Name: Title:
DMS IMAGING, INC., a North Dakota corporation By: _________________________________ Name: Title:
PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation By:_________________________________ Name: Title:

Exhibit A

[attached]

Schedule A-2

Authorized Persons

Schedule 4.1(b)

Capitalization of Borrowers

EXHIBIT P-1
FORM OF PERFECTION CERTIFICATE
Reference is hereby made to (a) that certain Credit Agreement dated as of January 1, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad party thereto as “Borrowers” (individually and collectively, jointly and severally, the “Borrowers), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo as sole lead arranger, and Wells Fargo, as sole bookrunner, and (b) that certain Guaranty and Security Agreement dated as of January 1, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Borrowers, the Subsidiaries of Borrowers parties thereto as “Grantors”, and Agent.
All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.
The undersigned, the ________ of [______________]1, hereby certifies (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of [______ __], 2016:
1.Names.
(a)The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).
(b)Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.
(c)Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

1Insert appropriate officer(s) as applicable.,

2.Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
3.Real Property.
(a)Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) [filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date,] (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.
(b)Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).
4.Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
5.File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from (a) the Uniform Commercial Code filing offices (i) in each jurisdiction of formation identified in Section 1(a) and in each location identified Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule 1(c) or Schedule 4 with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any assets and (b) each filing office in each real estate recording office identified on Schedule 3(a) for any Real Property Collateral.2 A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to Agent.
6.UCC Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Guaranty and Security Agreement or the Real Property, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.
7.Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral (as defined in the Guaranty and Security Agreement) granted, assigned or pledged to Agent pursuant to the Guaranty and Security Agreement or any other Loan Document. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.
8.Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.

2Please note that the list of real estate locations that need to be searched shall be determined after Schedule 3(a) is provided.

9.Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Borrowers and their Subsidiaries.
10.Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of ______________, 2015 having an aggregate value or face amount in excess of $100,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.
11.Intellectual Property.
(a)Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 11(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.
(b)Schedule 11(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;
(c)Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, United Patents, United States Copyrights and Intellectual Property Licenses set forth on Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.
12.Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $100,000 held by each Loan Party, including a brief description thereof.
13.Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
14.Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $100,000.
15.Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ____ No ____
Vessels, boats or ships:	Yes ____ No ____
Railroad rolling stock:	Yes ____ No ____
Motor Vehicles or similar titled collateral.	Yes ____ No ____

If the answer is yes to any of these other types of assets, please describe on Schedule 15.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 2015.

DIGIRAD CORPORATION, a Delaware corporation By:_________________________________ Name: Title:
DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation By:_________________________________ Name: Title:
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation By: _________________________________ Name: Title:
DMS IMAGING, INC., a North Dakota corporation By:_________________________________ Name: Title:
TELERHYTHMICS, LLC, a Tennessee limited liability company By: _________________________________ Name: Title:

MD OFFICE SOLUTIONS, a California corporation By:_________________________________ Name: Title:
PROJECT RENDEZVOUS ACQUISITION CORPORATION, a Delaware corporation By: _________________________________ Name: Title:
PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation By:_________________________________ Name: Title:
DMS HEALTH TECHNOLOGIES - CANADA, INC., a North Dakota corporation By: _________________________________ Name: Title

Schedule 1(a)
Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[3]	Federal Taxpayer Identification Number	Jurisdiction of Formation

3If none, so state.

Schedule 1(b)
Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)
Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2
Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)
Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Descrip-tion of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improve-ments Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[ ]	[YES/NO]

Schedule 3(a)
Real Property (cont.)
Required Consents; Loan Party Held Landlord/ Grantor Interests
I. Landlord’s / Tenant’s Consent Required
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

[Schedule 3(b)
Bailees]

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5
Certified File Search Reports

Loan Party/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.
Schedule 6
Copy of Financing Statements To Be Filed
See attached.

Schedule 7
Filings/Filing Offices

Type of Filing[4]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

4UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8
Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.
Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9(a)
(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 9(b)
Organizational Chart

Schedule 10
Instruments and Chattel Paper
1.    Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.    Chattel Paper:

Schedule 11(a)
Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(a)
Copyrights, Patents and Trademarks (cont.)
UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Schedule 11(a)
Copyrights, Patents and Trademarks (cont.)
UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)
Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 11(c)
Intellectual Property Filings

Schedule 12
Commercial Tort Claims
Schedule 13
Deposit Accounts and Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 14
Letter of Credit Rights

Schedule 15
Other Assets

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

Supplement (this “Supplement”), dated as of ____, 20__, to the Perfection Certificate, dated as of ________, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties (collectively, jointly and severally, “Grantors” and each individually “Grantor”).
Reference is hereby made to (a) that certain Credit Agreement dated as of _____, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among DIGIRAD CORPORATION, a Delaware corporation (“Digirad”), the Subsidiaries of Digirad party thereto as “Borrowers” (individually and collectively, jointly and severally, the “Borrowers), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo as sole lead arranger, and Wells Fargo, as sole bookrunners, and (b) that certain Guaranty and Security Agreement dated as of _________, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Borrowers, the Subsidiaries of Borrowers parties thereto as “Grantors”, and Agent.
All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.
WHEREAS, pursuant to Section 5.2 of the Credit Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of Agent, for the benefit of each member of the Lender Group and the Bank Product Providers;
In accordance with Section 5.2 of the Credit Agreement, the undersigned, the ________ of _________5, hereby certify (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of _______, 20__: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity; Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, [Schedule 3(b), “Bailees”,] [Schedule 3(c), “Water Rights”,] Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 9(a), “Equity Interests”, Schedule 9(b), “Organizational Chart” Schedule 10, “Instruments and Chattel Paper”, Schedule 11(a), “Copyrights, Patents and Trademarks”, Schedule 11(b), “Intellectual Property Licenses”, Schedule 12, “Commercial Tort Claims”, Schedule 13, “Deposit Accounts and Securities Accounts”, Schedule 14, “Letter-of-Credit Rights”, and Schedule [15], “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 9(a), Schedule 9(b), Schedule 10, Schedule 11(a), Schedule 11(b), Schedule 12, Schedule 13, Schedule 14, and Schedule [15] respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]
5Insert appropriate officer(s), as applicable.

The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.
    Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.
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IN WITNESS WHEREOF, we have hereunto signed this Supplement to Perfection Certificate as of this ____ day of ________________, 20__.
DIGIRAD CORPORATION, a Delaware corporation
By:
Name:
Title:
DMS HEALTH TECHNOLOGIES, INC., a North Dakota corporation
By:
Name:
Title:
DMS IMAGING, INC., a North Dakota corporation
By:
Name:
Title:

PROJECT RENDEZVOUS HOLDING CORPORATION, a Delaware corporation
By:
Name:
Title:
DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation
By:
Name:
Title:
MD OFFICE SOLUTIONS, INC., a California corporation
By:
Name:
Title:
TELERHYTHMICS, LLC, a Tennessee limited liability company
By:
Name:
Title:

PROJECT RENDEZVOUS ACQUISITION CORPORATION, a Delaware corporation
By:
Name:
Title:

Schedule 1(a)
Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[6]	Federal Taxpayer Identification Number	Jurisdiction of Formation

6If none, so state.

Schedule 1(b)
Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)
Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2
Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)
Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Descrip-tion of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improve-ments Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[ ]	[YES/NO]

Schedule 3(a)
Real Property (cont.)
Required Consents; Loan Party Held Landlord/ Grantor Interests
I. Landlord’s / Tenant’s Consent Required
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST

Schedule 3(a)
Real Property (cont.)
Required Consents; Loan Party Held Landlord/ Grantor Interests
I. Landlord’s / Tenant’s Consent Required
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

[Schedule 3(b)
Bailees]

[Schedule 3(c)
Water Rights

Attached hereto is a true copy of the current Water Rights owned or used by any Loan Party in Connection with the operation of any Real Property Collateral.
[ ] ]

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 9(a)
(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 9(b)
Organizational Chart

Schedule 10
Instruments and Chattel Paper
1.    Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.    Chattel Paper:

Schedule 11(a)
Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(a)
Copyrights, Patents and Trademarks (cont.)
UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Schedule 11(a)
Copyrights, Patents and Trademarks (cont.)
UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)
Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 12
Commercial Tort Claims

Schedule 13
Deposit Accounts and Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Schedule 14
Letter of Credit Rights

Schedule 15
Other Assets

Schedule A-1
Agent’s Account
An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrowers and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 37235547964502651, reference PROJECT ILLUMINE (DIGIRAD), and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

Schedule A-2
Authorized Persons

Borrower	Authorized Persons
Digirad Corporation	Matthew G. Molchan - Chief Executive Officer & President Jeffry R. Keyes - Chief Financial Officer & Secretary
Digirad Imaging Solutions, Inc.	Matthew G. Molchan - Chief Executive Officer & President Jeffry R. Keyes - Chief Financial Officer & Secretary
MD Office Solutions	Matthew G. Molchan - Chairman of the Board Jeffry R. Keyes - President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary & Treasurer
Telerhythmics, LLC	Jeffry R. Keyes - Chief Manager, Chief Financial Officer & Secretary
Project Rendezvous Holding Corporation	Matthew G. Molchan - President Jeffry R. Keyes - Chief Financial Officer, Vice President, Secretary and Treasurer.
DMS Health Technologies, Inc.	Matthew G. Molchan - President Jeffry R. Keyes - Chief Financial Officer, Vice President, Secretary and Treasurer.
DMS Imaging, Inc.	Matthew G. Molchan - President Jeffry R. Keyes - Chief Financial Officer, Vice President, Secretary and Treasurer.

Schedule C-1
Commitments

Lender	Revolver Commitment	Term Loan A Commitment	Term Loan B Commitment	Total Commitment
Wells Fargo Bank, National Association	$12,500,000	$20,000,000	$7,500,000	$40,000,000

All Lenders	$12,500,000	$20,000,000	$7,500,000	$40,000,000

Schedule D-1
Designated Account
Account Holder: Digirad Corporation
Account Number: XXXXXX1969
Bank: Silicon Valley Bank
Address: 3003 Tasman Drive, Santa Clara, CA 95054

Schedule P-1
Permitted Investments

1.	Digirad owns 71,429 shares of Perma-Fix Medical, S.A. (“Perma-Fix Medical”), which constituted approximately 5.4% of the outstanding common shares of Perma-Fix Medical at the time of investment.

2.	Investments held in the following account on the Closing Date:

Account Holder: Digirad Corporation
Account Number: XXXX8705
Bank: Raymond James
Address: 880 Carillon Parkway, St. Petersburg, FL 33716

Schedule P-2
Permitted Liens

Debtor	State	Jurisdiction	Original File Date and Number	Secured Party	Related Filings
*DMS HEALTH TECHNOLOGIES-CANADA, INC.	ND	Secretary of State	3/29/2012 12-000736026-4	JPMorgan Chase Bank, N.A.
DMS IMAGING, INC.	ND	Secretary of State	12/23/2011 11-000713367-6	General Electric Capital Corporation	Amendment 1/5/12
DMS IMAGING, INC.	ND	Secretary of State	12/28/2011 11-000714076-6	Phillips Medical Capital, LLC
DMS IMAGING, INC.	ND	Secretary of State	1/20/2012 12-00719864-2	General Electric Capital Corporation
*DMS IMAGING, INC.	ND	Secretary of State	3/29/2015 12-000736028-6	JPMorgan Chase Bank, N.A.
*PROJECT RENDEZVOUS ACQUISITION CORPORATION	DE	Department of State: Division Of Corporations	5/22/2012 2012 1962101	JPMorgan Chase Bank, N.A.
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	01/24/2013 2013 0321035	Dell Financial Services L.L.C.
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	04/09/2013 2013 1506808	Dell Financial Services L.L.C.
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	06/18/2013 2013 2333400	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Amendment 6/21/13
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	03/21/2014 2014 1119718	De Lage Landen Financial Services, Inc.
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	06/02/2015 2015 2559846	MB Financial Bank, N.A.	Amendment 6/17/15 Amendment 6/17/15 Assignment 6/17/15 Amendment 11/03/15
DIGIRAD CORPORATION	DE	Department of State: Division Of Corporations	07/21/2015 2015 3158598	MB Financial Bank, N.A.	Assignment 8/3/15 Amendment 11/03/15
MD OFFICE SOLUTIONS	CA	Secretary of State State of California	04/03/13 13-7354412878	All-Guard Alarm Systems, Inc.
TELERHYTHMICS, LLC	TN	Secretary of State State of Tennessee	01/05/2011 211-050488	Dell Financial Services, Inc.

TELERHYTHMICS, LLC	TN	Secretary of State State of Tennessee	01/18/2011 311-003014	US Bancorp Business Equipment Finance Group
TELERHYTHMICS, LLC	TN	Secretary of State State of Tennessee	01/24/2011 311-004616	Great America Leasing Corporation
TELERHYTHMICS, LLC	TN	Secretary of State State of Tennessee	02/16/2011 111-015259	BMT Leasing, Inc.

In addition, DMS Health Technologies, Inc. has granted a continuing security interest and continuing lien upon the following trademarks (the “Trademark Security Interests”). The Trademark Security Interests will be released upon the Closing Date.

Owner	Mark	Registration No.	Registration Date
*DMS Health Technologies, Inc.	“DMS” service mark and logo	2,947,218	May 10, 2005
*DMS Health Technologies, Inc.	DMS Health Technologies	3,721,441	December 8, 2009
*DMS Health Technologies, Inc.	DMS Topline Medical	3,711,659	November 17, 2009

* These Liens permitted to be outstanding until January 4, 2016.

Schedule R-1
Real Property Collateral

1.	2101 North University Drive (Building 1), Fargo, North Dakota 58102.

2.	2217 North University Drive (Building 3), Fargo, North Dakota 58102.

3.	2201 North University Drive (Building 2), Fargo, North Dakota 58102.

4.	109 South Petro Avenue, Sioux Falls, South Dakota 57107.

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code), including all health-care-insurance receivables (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person, in each case, to the extent the assets of the Person so acquired are useful or engaged in the business of the acquiring Person and its Subsidiaries or a business reasonably related thereto.
“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of October 13, 2015 and as amended by that certain Amendment to Stock Purchase Agreement dated as of December 31, 2015, by and among Digirad, Target, the Stockholders named therein and Platinum Equity Advisors, LLC, as the Stockholders’ Representative.
“Acquisition Documents” means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-corruption Laws” means the FCPA and all other applicable federal and state laws of the United States concerning or relating to bribery, money laundering or corruption.
“Applicable Cash Collateral Amount” means, as of any date, the amount set forth opposite the period in the below table in which such date occurs:

Period	Amount
Closing Date through March 31, 2016	$6,000,000
April 1, 2016 through June 30, 2016	$5,000,000
July 1, 2016 through December 31, 2016	$4,000,000
January 1, 2017 through June 30, 2017	$3,000,000
July 1, 2017 through December 31, 2017	$2,000,000
January 1, 2018 and thereafter	$0

“Applicable Margin” means (a) in the case of a Revolving Loan, to the extent constituting a (x) Base Rate Loan, 1.00 percentage points or (y) LIBOR Rate Loan, 2.00 percentage points, (b) in the case of the Term Loan A, to the extent constituting a (x) Base Rate Loan, 1.50 percentage points or (y) LIBOR Rate Loan, 2.50 percentage points and (c) in the case of the Term Loan B, to the extent constituting a (x) Base Rate Loan, 4.00 percentage points or (y) LIBOR Rate Loan, 5.00 percentage points.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.
“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
“Average Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bailee Locations” has the meaning specified therefor in Section 4.24 of the Agreement.
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation mutually agreeable between the parties thereto reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or one of its Subsidiaries.
“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party or Loan Parties, and Agent.
“Bank Product Reserves” means, as of any date of determination, those dollar amount reserves that Agent deems reasonably necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means each portion of the Revolving Loans or either Term Loan that bears interest at a rate determined by reference to the Base Rate.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)    the least of (A) the product of 60% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time, (B) the product of 85% multiplied by the NOLV of Eligible Inventory (which may, in Agent’s Permitted Discretion, be determined separately as to different categories of Eligible Inventory based upon the NOLV applicable to such categories) at such time and (C) $2,000,000, minus
(c)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of California and Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, and (d) expenditures during such period that are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Change of Control” means that:
(a)    any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Equity Interests of Administrative Borrower (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Administrative Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Administrative Borrower;
(c)    any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Administrative Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Administrative Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests; or
(d)    during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Administrative Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or
(e)    Borrowers fail to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.
“Closing Date Owned Real Property” has the meaning specified therefor in the definition of Eligible Real Property.
“Closing Date Owned Real Property Disclosures” means (a) any matter contained in the policies of title insurance issued to Agent on the date hereof in respect of the Closing Date Owned Real Property, (b) any matter disclosed in the Planning & Zoning Resource Company Report for (i) PZR Site Number 87517-1, dated 9/30/15, and (ii) PZR Site Number 87517-2, dated 9/10/15, (c) any matter shown on (i) the survey by Bock & Clock, bearing Project No. 201501847-1, with an effective date of June 12, 2015, and (ii) the survey by Bock & Clock, bearing Project No. 201501847-2, with an effective date of July 6, 2015, (d) any easement pursuant to which vehicles of the tenant of the adjacent property located at 201 S. Petro Ave. (the “Tenant”), drive across a (southerly) portion of the Closing Date Owned Real Property in South Dakota, and (e) the oral, unwritten arrangement pursuant to which the Tenant’s vehicles and related vehicle loads drive across and park in the southerly portion and rear (westerly) portion of the Closing Date Owned Real Property in South Dakota (this clause (e), the “Trucking Arrangement”).
“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
“Commencement Date” has the meaning specified therefor in the definition of Covenant Trigger Period.
“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment or its Term Loan B Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments or their Term Loan B Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer or treasurer of Administrative Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Administrative Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account other than a Government Receivables Lockbox Account).
“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Covenant Trigger Period” means the period (i) commencing on any day (the “Commencement Date”) on which Excess Availability is less than the greater of (a) 12.5% of the Maximum Credit Amount and (b) $5,000,000 and (ii) continuing until the later of (x) the date that is the last day of the second full fiscal quarter after the Commencement Date and (y) the last day of the fiscal quarter in which Excess Availability on each day during a 30 consecutive day period was greater than or equal to the greater of (a) 12.5% of the Maximum Credit Amount and (b) $5,000,000.
“Current Assets” means, as at any date of determination, the total assets the Loan Parties and their Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of the Loan Parties and their Subsidiaries in accordance with GAAP.
“Current Liabilities” means, as at any date of determination, the total liabilities of the Loan Parties and their Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loans, the Swing Loans and the Revolving Loans) on a consolidated balance sheet of the Loan Parties and their Subsidiaries in accordance with GAAP.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
“Digirad” has the meaning specified therefor in the preamble to the Agreement.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior six months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Distribution Cap” means an amount equal to the lesser of (a) $0.20 times the aggregate number of issued and outstanding shares of common Equity Interests (other than treasury stock) of Digirad and (b) the sum of (i) $4,200,000 and (ii) $0.20 times the number of issued and outstanding shares of common Equity Interests (other than treasury stock) issued by Administrative Borrower after the Closing Date.
“DMS Acquisition” means the acquisition by Digirad, directly or indirectly, of all of the outstanding common Equity Interests of Target pursuant to and in accordance with the Acquisition Agreement.

“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any direct or indirect Subsidiary of any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
“EBITDA” means, with respect to any fiscal period,
(a)    the Loan Parties’ and their Subsidiaries’ consolidated net earnings (or loss), minus

(b)
without duplication, the sum of the following amounts of the Loan Parties and their Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)	extraordinary gains,

(ii)	interest income,
plus

(c)
without duplication, the sum of the following amounts of the Loan Parties and their Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)	non-cash losses (other than to the extent any such non-cash losses could reasonably be expected to become cash losses in any future period),

(ii)	non-cash stock based compensation,

(iii)	Interest Expense,

(iv)	provision for taxes based on income,

(v)
fees and out-of-pocket costs and transaction expenses incurred by the Loan Parties in connection with negotiating and consummating (1) this Agreement and the making of the Loans hereunder, and (2) the DMS Acquisition and in an aggregate amount under this clause (v) not to exceed $2,750,000 during the term of this Agreement,

(vi)	other non-cash items reducing consolidated net income (other than to the extent any such non-cash items could reasonably be expected to become cash items in any future period),

(vii)	and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP,

(viii)
actual, identifiable and quantifiable restructuring and acquisition integration-related charges incurred in an amount not to exceed 7.5% of EBITDA (calculated before giving effect to this clause (viii)) in any consecutive trailing twelve month period, and

(ix)
actual fees incurred within the first two years after the Closing Date and associated with consulting and related expenses incurred for the implementation of a new Accounting ERP system in an amount not to exceed $750,000.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Closing Date), any Loan Party or any of its Subsidiaries shall have consummated the DMS Acquisition or consummated a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent) or in such other manner acceptable to Agent as if the DMS Acquisition or any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
Anything to the contrary contained in the foregoing notwithstanding, (a) EBITDA for the month ended January 31, 2015 shall be deemed to be $726,612, (b) EBITDA for the month ended February 28, 2015 shall be deemed to be $1,141,355, (c) EBITDA for the month ended March 31, 2015 shall be deemed to be $2,562,072, (d) EBITDA for the month ended April 30, 2015 shall be deemed to be $1,658,063, (e) EBITDA for the month ended May 31, 2015 shall be deemed to be $1,290,473, (f) EBITDA for the month ended June 30, 2015 shall be deemed to be $2,415,442, (g) EBITDA for the month ended July 31, 2015 shall be deemed to be $1,840,452, (h) EBITDA for the month ended August 31, 2015 shall be deemed to be $1,718,599, (i) EBITDA for the month ended September 30, 2015 shall be deemed to be $2,299,283, (j) EBITDA for the month ended October 31, 2015 shall be deemed to be $1,659,845, and (k) EBITDA for the month ended November 30, 2015, shall be deemed to be $2,060,707.
“Eligible Accounts” means those Receivables created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale or lease of goods or equipment or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Receivables that the Account Debtor has failed to pay within 90 days of original invoice date,
(b)    Receivables owed by an Account Debtor (or its Affiliates) where 50% or more of all Receivables owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)    Receivables with selling terms of more than 30 days; provided that Receivables in an aggregate amount not to exceed $1,000,000 with selling terms of more than 30 days, but not in excess of 120 days, will not be deemed ineligible solely as a result of this clause (c),
(d)    Receivables with respect to which the Account Debtor is an Affiliate of any Borrower, an employee or agent of any Borrower or any Affiliate of any Borrower, or, unless Agent agrees otherwise from time to time, in its sole discretion, a natural person,
(e)    Receivables arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(f)    Receivables that are self-pay Receivables or are not payable in Dollars,
(g)    Receivables with respect to which the Account Debtor either (i) is not organized under the laws of the United States or any state thereof or Canada or any state or province thereof or (ii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof,
(h)    Receivables with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Government Receivables so long as Borrowers are in compliance with Section 7(f) of the Guaranty and Security Agreement or Receivables with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,
(i)    Receivables with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, has disputed its obligation to pay all or any portion of the Account, or with respect to which there is a contra, to the extent of such claim, right of recoupment or setoff, dispute or contra,
(j)    Receivables with respect to an Account Debtor whose total obligations owing to the Loan Parties and their Subsidiaries, on a consolidated basis, exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(k)    Receivables with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(l)    Receivables that are not subject to a valid and perfected first priority Agent’s Lien,
(m)    Receivables with respect to which (i) the goods giving rise to such Receivables have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, provided that for each month that is not the last month of a fiscal quarter, if Unearned Revenue cannot be determined on an Account Debtor by Account Debtor basis, then it will be calculated for each Account Debtor by multiplying (A) the Unearned Accounts Percentage for such Account Debtor from the last day of the prior fiscal quarter by (B) the difference between (1) the Account balance for such Account Debtor as of the last day of such month, less (2) the amount of Receivables resulting from camera sales to such Account Debtor as of the last day of such month (it being understood, for the avoidance of doubt, that Unearned Revenue is excluded from Eligible Accounts),
(n)    Receivables with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o)    Receivables that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or
(p)    Receivables owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Receivables owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Receivables, in each case, reasonably satisfactory to Agent.
“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)a Borrower does not have good, valid, and marketable title thereto,
(b)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(c)it is not located at one of the locations in the continental United States or Canada set forth on Schedule 4.24 to this Agreement (as such Schedule 4.24 may be amended from time to time in accordance with the Agreement) (or in-transit from one such location to another such location),
(d)it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.24 to this Agreement to another location set forth on Schedule 4.24 to this Agreement (as such Schedule 4.24 may be amended from time to time in accordance with the Agreement)),
(e)it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location,
(f)it consists of medical supplies,
(g)it is the subject of a bill of lading or other document of title,
(h)it is not subject to a valid and perfected first priority Agent’s Lien,
(i)it consists of goods returned or rejected by a Borrower or a Borrower’s customers,
(j)it consists of goods that are waiting for repair or material review board inspections,
(k)it consists of excess goods, non-stock goods, goods that are obsolete or slow moving (updated on a quarterly basis), restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired or placed on consignment,
(l)it consists of goods that have been traded in or that are used for marketing demonstrations; provided that good in an aggregate amount not in excess of $333,000 at any time shall not be excluded from being Eligible Inventory solely as a result of the foregoing eligibility requirement,
(m)it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,
(n)it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an appraisal and field examination of such Inventory by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion; or
(o)    it does not consist of finished goods held for sale in the ordinary course of Borrowers’ business or raw materials used in the ordinary course of business.

“Eligible M&E” means M&E of a Borrower, that complies with each of the representations and warranties respecting Eligible M&E made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. An item of M&E shall not be included in Eligible M&E if:
(a)it is not subject to a valid and perfected first priority Agent’s Lien (other than if the M&E consists of assets which are subject to a certificate of title (or comparable) statute, in which case it shall be subject to clause (f) below),
(b)a Borrower does not have good, valid, and marketable title thereto,
(c)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(d)it is not located at (i) one of the locations in the continental United States set forth on Schedule 4.24 to this Agreement (or in-transit from one such location to another such location), or (ii) a customer’s location in the continental United States or Canada (or in-transit to such a location),
(e)it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.24 to this Agreement to another location set forth on Schedule 4.24 to this Agreement),
(f)it is “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute unless (i) with respect to any such M&E existing as of the Closing Date, Borrowers are in compliance with clauses (b) through (e) of Schedule 3.6 and (ii) with respect to any such M&E acquired after the Closing Date, Borrowers are in compliance with Section 7(m) of the Guaranty and Security Agreement,
(g)it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable safety or regulatory requirements applicable to it by law for the use for which it is intended or for which it is being used,
(h)it is not used or usable in the ordinary course of the Loan Parties’ business due to a damaged or inoperable condition (other than Equipment under repair or held for repair for such purpose),
(i)it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all motor vehicle laws or other statutes and regulations established by any Governmental Authority then applicable to such Equipment, or is subject to any licensing or similar requirement,
(j)it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from equipment of others, if any, stored on the premises, or
(k)an appraisal of such M&E has not been completed by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion.
“Eligible Real Property” means (x) on the Closing Date, the Real Property identified on Schedule R-1 to the Agreement as Real Property Collateral against which a portion of the Term Loan A is to be predicated (the “Closing Date Owned Real Property”) and (y) at all times thereafter, Real Property (excluding financed Real Property) of any Borrower that Agent has agreed may be “Eligible Real Property” and that has been appraised by an appraiser reasonably acceptable to Agent using a scope and methodology acceptable to Agent in its Permitted Discretion, pursuant to the most recent appraisal of the Real Property of Borrowers reasonably acceptable to Agent, upon which Agent is expressly entitled to rely, to determine the fair market value of such Real Property, that complies with each of the representations and warranties respecting Eligible Real Property made in the Loan Documents, and, in each case, is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. Real Property shall not be included in Eligible Real Property if:
(a)     a Borrower does not have good, valid, and marketable fee simple title thereto,
(b)     it is located outside of the continental United States,
(c)     it is not subject to a valid and perfected first priority Agent's Lien,
(d)     it is not in good and marketable condition,
(e)     it is leased to a Borrower or by a Borrower,
(f)     it is subject to any agreement that limits, conditions or restricts any Borrower’s or any of its Subsidiaries’ or Agent’s right to sell or otherwise dispose of such Real Property,
(g)    it is not covered by title insurance on terms and subject to conditions reasonably acceptable to Agent with respect to the Agent’s Lien; provided however, Agent acknowledges that the Closing Date Owned Real Property is covered by title insurance on terms and subject to conditions reasonably acceptable to Agent with respect to the Agent’s Lien,
(h)    it is not the subject of an environmental report reasonably acceptable to Agent; provided however, Agent acknowledges that it has determined that the Closing Date Owned Real Property is subject to an environmental report reasonably acceptable to Agent; provided further that that such determination may be revised from time to time by Agent in Agent's Permitted Discretion to address information and findings in any environmental report prepared with respect to the Closing Date Owned Real Property after the Closing Date,
(i)    it is located in a flood plain and Borrower is not maintaining appropriate flood insurance with respect to such Real Property, or
(j)    it is out of compliance with any material zoning restrictions except with respect to any Closing Date Real Property Disclosures that constitute zoning restrictions.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent; provided, that, no Loan Party or Affiliate of a Loan Party shall qualify as an Eligible Transferee.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or binding and enforceable rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Equity Prepayment Percentage” has the meaning specified therefor in Section 2.4 of the Agreement.
“ECF Prepayment Percentage” has the meaning specified therefor in Section 2.4 of the Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Loan Party.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Loan Parties and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Excess Cash Flow” means, with respect to any fiscal period and with respect to the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP the result of:
(a) TTM EBITDA, minus
(b) the sum of
(i) the cash portion of Interest Expense paid during such fiscal period,
(ii) the cash portion of income taxes paid during such period,
(iii) all scheduled principal payments made in respect of the Term Loans during such period, (iv) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period, and
(v) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period).
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Subsidiary” means (a) any Subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably agreed by Borrowers and Agent, (b) any Disregarded Domestic Persons, (c) any Foreign Subsidiary of a Loan Party or (d) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary.
“Excluded Taxes” means (i) any Tax imposed on (or measured by) the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding Taxes imposed under, or as a result of a failure to comply with, FATCA.
“Existing Credit Facility” means the credit facility provided to Target and its Subsidiaries by J.P.Morgan Chase Bank, N.A. and other lenders.
“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
“Extraordinary Receipts” means (a) so long as no Default or Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if a Default or an Event of Default has occurred and is continuing, any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, (iii) business interruption insurance proceeds, and (iv) any purchase price adjustment received in connection with any purchase agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection therewith.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"Fixed Asset Reserves" means, as at any date of determination, those reserves against Eligible M&E and Eligible Real Property that Agent, in its Permitted Discretion, deems necessary or appropriate to establish and maintain, including without limitation reserves with respect to (a) anticipated environmental remediation expenses relating to Real Property and (b) potential mechanics' Liens arising with respect to improvements to Real Property.
“Fixed Charges” means, with respect to any fiscal period and with respect to the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes required to be paid during such period, (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period and (f) all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability;

provided, however, that (i) on or prior to January 1, 2018 and so long as any principal amount of the Term Loan B remains outstanding, Fixed Charges shall be reduced by the lesser of (x) $2,000,000 and (y) the aggregate amount of Qualified Cash Collateral as of the last day of such period and (ii) from and after the repayment in full of all Obligations in respect of the Term Loan B, Fixed Charges on a trailing twelve month basis will (1) exclude the portion of amortization corresponding to the Term Loan B and (2) not be reduced by the amount set forth in the preceding clause (i);
provided further, however, that with respect to Interest Expense required to be paid during a period as described above and principal payments in respect of Indebtedness required to be paid during a period as described above (collectively, the “Principal and Interest Payments”), for each trailing twelve month period ending as of the end of the month during the period from January 1, 2016 (the “Start Month”) to and including November 30, 2016 Principal and Interest Payments shall be deemed to be, for any such trailing twelve month period, the actual amount of Principal and Interest Payments during the period commencing the Start Month and ending as of the last day of the applicable trailing twelve month period, annualized.
“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to the Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.
“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of the Loan Parties and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, the Term Loans, and the amount of their Capitalized Lease Obligations.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
“Funds Flow Agreement” means the funds flow agreement, dated as of the Closing Date, made by Digirad.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account under any Government Reimbursement Program, or any agent, administrator, intermediary or carrier for the foregoing.

“Government Receivable” means any Account that is payable by a Government Account Debtor pursuant to a Government Reimbursement Program.

“Government Receivables Lockbox Account” means a Deposit Account of the Borrower that is used exclusively for the receipt of Collections of Government Receivables.

“Government Receivables Lockbox Account Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable bank with respect to a Government Receivables Lockbox Account, in accordance with the terms and conditions of Section 7(k) of the Guaranty and Security Agreement.

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank), including CMS and any Medicare or Medicaid administrative contractors, intermediaries or carriers.
“Guarantor” means (a) Project Rendezvous Acquisition Corporation, a Delaware corporation, (b) DMS Health Technologies - Canada, Inc., a North Dakota corporation, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, orders, administrative manuals, guidelines and requirements relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42

U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Government Reimbursement Program; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors (including all statutes and regulations administered by the FDA); (d) the operation of any facilities or the provision of, or payment for, health care services, items or supplies; (e) health care related quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (g) HIPAA; (h) the practice of medicine and other health care professions or the organization of medical or professional entities; (i) fee-splitting prohibitions; (j) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; and (k) any and all other applicable federal, state or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time.
“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, accreditations and plans of third-party accreditation agencies (such as the Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any Loan Party to operate any facility or provide services, participate in and receive payment under any Government Reimbursement Program or other Third Party Payor Arrangement, as applicable, or otherwise continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Health Care Law.
“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Loan Party with any Health Care Laws or the requirements of any Health Care Permit or Third Party Payor Arrangement or the business affairs, practices, licensing or reimbursement entitlements of any Loan Party or Health Care Facility (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audits or procedures initiated by a Fiscal Intermediary/Medicare Administrator Contractor, a Medicaid Integrity Contractor, a Recovery Audit Contractor, a Program Safeguard Contractor, a Zone Program Integrity Contractor, an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means Wells Fargo or any of its Affiliates.
“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means, any Taxes other than Excluded Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Loan Party and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Interest Expense” means, for any period, the aggregate of the interest expense of the Loan Parties and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means inventory (as that term is defined in the Code).
“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.
“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.
“Landlord Reserve” means, as to each location at which a Borrower has Inventory, M&E or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory or M&E of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) three months rent under the lease relative to such location.
“Leased Locations” has the meaning specified therefor in Section 4.24 of the Agreement.
“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable costs and expenses (including reasonable attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan A and the Term Loan B, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral. Notwithstanding anything to the contrary in the Loan Documents, whenever pursuant to the Agreement or the Loan Documents it is provided that Borrower shall pay any costs and expenses, such costs and expenses shall not include reimbursement for the expenses of Agent’s in-house legal staff or other in-house costs and expenses unless such expenses are generally charged to all similarly situated loan parties.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit

Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“Leverage Ratio” means, as of any date of determination the result of (a) the amount of the Borrowers’ and their Subsidiaries’ Funded Indebtedness as of such date, to (b) the Borrowers’ and their Subsidiaries’ EBITDA for the 12 month period ended as of such date.
“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means the greater of the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.
“LIBOR Rate Loan” means each portion of a Revolving Loan, the Term Loan A or the Term Loan B that bears interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidity” as of any date means the sum of Excess Availability plus Qualified Cash (excluding any portion of Qualified Cash required under the Agreement to be maintained as cash collateral in respect of the Applicable Cash Collateral Amount), in each case, as of such date.

“Loan” shall mean any Revolving Loan, Swing Loan, Extraordinary Advance, or Term Loan made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, the Control Agreements, the Government Receivables Lockbox Account Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement (but specifically excluding Bank Product Agreements).
“Loan Party” means any Borrower or any Guarantor.
“M&E” means all Equipment (as defined in the Code) (in each case, other than fixtures, rolling stock or any equipment subject to special perfection requirements under federal law).
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral (other than as a result of an action taken or not taken that is solely in the control of Agent).
“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” means January 1, 2021.
“Maximum Credit Amount” means the sum of the Maximum Revolver Amount, the Term Loan A Amount and the Term Loan B Amount.
“Maximum Revolver Amount” means $12,500,000, as decreased by Borrowers by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
“Net Cash Proceeds” means:
(a)     with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)    with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
“NOLV” means, as of any date of determination, with respect to Eligible M&E or Eligible Inventory of any Person, the value of such Eligible M&E or Eligible Inventory, as the case may be, that is estimated to be recoverable in an orderly liquidation of such Eligible M&E or Eligible Inventory, net of all associated costs and expenses of such liquidation, as determined based upon the most recent appraisal conducted by an appraiser acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion.
“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Non-Government Receivable” means an Account that is not a Government Receivable.

“Non-Government Receivables Lockbox Account” means a Deposit Account of a Borrower that is used exclusively for the receipt of Collections of Non-Government Receivables.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means (a) all loans (including the Term Loan A, the Term Loan B and the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, the Term Loan A and the Term Loan B, (ii) interest accrued on the Revolving Loans, the Term Loan A and the Term Loan B, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.
“Permitted Acquisition” means any Acquisition so long as:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f), (g) or (n) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
(c)    Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Loan Parties and their Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for each of the 4 fiscal quarters in the period ended one year after the proposed date of consummation of such proposed Acquisition,
(d)    Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent; provided, however, that this clause (d) shall not apply to any Acquisition for an aggregate purchase price of less than $7,500,000,
(e)    Borrowers shall have (i) Liquidity in an amount equal to or greater than $10,000,000 and (ii) Excess Availability in an amount equal to or greater than $5,000,000, in each case, on each day during the 30 consecutive day period prior to the Acquisition, calculated immediately after giving effect to the consummation of the proposed Acquisition,
(f)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,
(g)    the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,
(h)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,
(i)    the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(j)    the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $30,000,000 in the aggregate over the term of the Agreement; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $10,000,000 in the aggregate.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,
(b)    sales of Inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    the granting of Permitted Liens,
(f)    the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Administrative Borrower,
(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower,
(o)    dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,
(p)    sales or dispositions of assets (other than Accounts, Inventory, M&E, Equity Interests of Subsidiaries of any Borrower) not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $250,000, and
(q)    sales or dispositions of Real Property owned in fee to any Person that is not an Affiliate of a Loan Party (without limiting the sales and dispositions permitted pursuant to clause (n) of this definition) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) on a pro forma basis, after giving effect to any such sale or disposition, Borrowers shall be in compliance with the financial covenants set forth in Section 7 as of the date of consummation of such sale or disposition and as of the most recently ended month, (iii) the consideration received for any such Real Property is at least equal to the fair market value thereof, (iv) the proceeds of any such sale or disposition shall be cash and Cash Equivalents and Borrowers shall comply with the mandatory prepayment provisions of Section 2.4(e)(ii), (v) Agent shall have been provided at least 60 days prior written notice of any such sale or disposition and shall have been given the opportunity to (but shall have no obligation to) elect to re-appraise any remaining Eligible Real Property, (vi) if Agent has elected to re-appraise the remaining Eligible Real Property (after giving effect to such sale or disposition), Agent shall have completed such appraisal(s) prior to the consummation of any such sale or disposition, and (vii) if the Real Property to be sold or disposed of is included in the Term Loan A Borrowing Base, (A) Agent shall have received an updated Borrowing Base Certificate reflecting the sale or disposition of such Real Property, and (B) if the Term Loan Exposure is in excess of the Term Loan A Borrowing Base after giving effect to such sale or disposition and after giving effect to any mandatory prepayment pursuant to Section 2.4(e)(ii), Borrowers shall comply with the mandatory prepayment provisions of Section 2.4(e)(vii).
“Permitted Indebtedness” means:
(a)    Indebtedness in respect of the Obligations,
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition in an amount not to exceed $4,000,000 outstanding at any one time so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,
(g)    Acquired Indebtedness in an amount not to exceed $2,000,000 outstanding at any one time,
(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)    the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiaries’ operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,
(l)    unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Equity Interests of Administrative Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $250,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(n)    Indebtedness composing Permitted Investments,

(o)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(p)    unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,
(q)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(r)    Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families in the ordinary course of business, and
(s)    any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $1,000,000 at any one time,
“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of any Loan Party to a Loan Party, or (c) so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) Excess Availability after giving effect thereto would not be less than $7,500,000 and (iii) the aggregate amount of Investments outstanding under this clause (c) at any time does not exceed $500,000, Investments by a Loan Party in a Subsidiary of a Loan Party that is not a Loan Party, in each case, so long as the parties thereto are party to the Intercompany Subordination Agreement.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,
(f)    guarantees permitted under the definition of Permitted Indebtedness,
(g)    Permitted Intercompany Advances,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)    prepaid expenses and deposits of cash, in each case, made in the ordinary course of business to secure performance of operating leases, utilities and workers’ compensation requirements and similar deposits,
(j)    (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Administrative Borrower, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $250,000 at any one time,
(k)    Permitted Acquisitions,
(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Administrative Borrower),
(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,
(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 during the term of the Agreement,
(q)    Investments resulting from Hedge Obligations (including, for the avoidance of doubt, Hedge Agreements) to the extent constituting Permitted Indebtedness, and
(r)    capital expenditures in the ordinary course of business (including Capital Expenditures, Unfinanced Capital Expenditures and the purchase of M&E),
“Permitted Liens” means
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)    the interests of lessors and sub-lessors under operating leases and non-exclusive licensors under license agreements or in the property being leased or licensed,
(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof (other than any Accounts or Chattel Paper arising from the use or lease of the fixed asset), (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof and (iii) such Lien does not attach to Eligible M&E or Eligible Real Property,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,
(i)    Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)    Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)    Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000,
(t)    to the extent constituting Liens, options, put and call arrangements, rights of first refusal and similar rights relating to Permitted Investments,
(u)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings,
(v)    Liens on cash collateral in an aggregate amount not to exceed $500,000 in favor of providers under Hedge Agreements to secure Indebtedness evidenced by such Hedge Agreements, and
(w)    to the extent constituting Liens, any of the Closing Date Real Property Disclosures.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Projections” means Digirad’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Digirad’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,
(c)    with respect to a Lender’s obligation to make all or a portion of the Term Loan A, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan A, and with respect to all other computations and other matters related to the Term Loan A Commitments or the Term Loan A, the percentage obtained by dividing (i) the Term Loan A Exposure of such Lender, by (ii) the aggregate Term Loan A Exposure of all Lenders,
(d)    with respect to a Lender’s obligation to make all or a portion of the Term Loan B, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loan B, and with respect to all other computations and other matters related to the Term Loan B Commitments or the Term Loan B, the percentage obtained by dividing (i) the Term Loan B Exposure of such Lender, by (ii) the aggregate Term Loan B Exposure of all Lenders, and
(e)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure, the Term Loan A Exposure and the Term Loan B Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure, Term Loan A Exposure and Term Loan B Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Administrative Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents on hand of the Loan Parties and their Subsidiaries, in each case, in Deposit Accounts or in Securities Accounts (or any combination thereof, and which such Deposit Account or Securities Account maintained by a branch office of the bank or securities intermediary located within the United States are which are the subject of a Control Agreement).
“Qualified Cash Collateral” means, as of any date of determination, the sum of (a) the amount of unrestricted (other than in favor of Lender Group) cash and Cash Equivalents on hand of the Loan Parties and their Subsidiaries plus (b) the amount of unrestricted (other than in favor of Lender Group) cash of the Loan Parties and their Subsidiaries invested in money market or other highly liquid short term investments acceptable to Agent plus (c)

current bonds (valued at fair market value) included in Digirad’s bond portfolio as of October 13, 2015 (and other similar bonds acquired by the Loan Parties and their Subsidiaries after October 13, 2015 which are acceptable to Agent), in each case, in Deposit Accounts or in Securities Accounts (or any combination thereof, and which such Deposit Accounts or Securities Accounts are maintained by a branch office of the bank or securities intermediary located within the United States at, subject to clause (f) of Schedule 3.6 to the Agreement, Raymond James & Associates, Inc., one of its Affiliates, or another securities intermediary or depository institution acceptable to Agent (it being understood and agreed that Wells Fargo and its Affiliates are acceptable securities intermediaries and depository institutions) and which are the subject of Control Agreements in form and substance satisfactory to Agent (including that such Control Agreements provide that the Loan Parties are restricted immediately from withdrawing funds from such Securities Accounts)); provided that subject to clause (f) of Schedule 3.6 to the Agreement, any such unrestricted (other than in favor of Lender Group) cash and Cash Equivalents described in clause (a) above shall be held in a segregated account and not commingled with other cash and Cash Equivalents of the Loan Parties and in no event shall consist of any proceeds of Government Receivables which are commingled with the proceeds of any non-Government Receivables.
“Qualified Equity Interests” means and refers to any Equity Interests issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.
“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $500,000.
“Receivable Reserves” means, as of any date of determination, (a) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount and (b) reserves equal to the sum of (i) the amount of retroactive settlements estimated to be due and owing to a Governmental Authority and (ii) without duplication, 100% of those amounts for which payment plans have been established with the appropriate Governmental Authority.

"Receivables" means (a) Accounts, and (b) Rental Receivables.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,
(e)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and
(f)if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Rental Receivable" means any and all right of a Borrower to payment of a monetary obligation arising from the lease or rental of specific goods or equipment by such Borrower in the ordinary course of such Borrower’s business.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Lenders” means, at any time, Lenders collectively having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan A Exposure of all Lenders plus (c) the aggregate Term Loan B Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure, Term Loan A Exposure and Term Loan B Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are two or more Lenders that are not Affiliates of each other, “Required Lenders” must include at least two Lenders.
“Reserves” means, as of any date of determination, Receivable Reserves, Inventory Reserves, Fixed Asset Reserves and those other reserves (other than Bank Product Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) or Section 2.2(a)(ii), as the case may be, to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) Liens on, or trusts over, any of the Collateral (other than a Permitted Lien which does not have priority superior to the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base, the Term Loan A Borrowing Base, or the Maximum Revolver Amount.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Equity Interests issued by Administrative Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Administrative Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Equity Interests issued by Administrative Borrower, or(c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Administrative Borrower now or hereafter outstanding.
“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Sanctioned Country” means, at any time, a country or territory which is itself or whose government is the subject or target of Sanctions.
“Sanctioned Person” means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in (a) or (b) above.
“Sanctions” means economic, trade or financial sanctions administered or enforced from time to time by OFAC, the U.S. Department of State or other relevant sanctions authority of the United States.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Seller” means the Target and the Stockholders named in the Acquisition Agreement.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Sole Book Runner” has the meaning set forth in the preamble to the Agreement.
“Sole Lead Arranger” has the meaning set forth in the preamble to the Agreement.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the Target in the Acquisition Documents as are material to the interests of Wells Fargo or any other Lender, to the extent that Digirad has a right not to consummate the transactions contemplated by the Acquisition Documents or to terminate its obligations under the Acquisition Documents, in each case, as a result of the failure of any such representation and warranty to be true and correct.
“Specified Representations” means the representations and warranties set forth in Sections 4.1(a)(i) and (iii) (in the case of clause (iii), with respect to the entering into the Loan Documents), 4.2(a), 4.2(b)(i), (iii) and (iv) (in the case of clause (iv), with respect to consents or approvals of any Governmental Authority), 4.3, 4.4(a), 4.4(b) (as to perfection (insofar as perfection is achieved by (w) the filing of Uniform Commercial Code financing statements or intellectual property security agreements, (x) the recordation of Mortgages in respect of Real Property Collateral included in the Term Loan A Borrowing Base, (y) the execution and delivery of Control Agreements in respect of Deposit Accounts and Securities Accounts holding Qualified Cash required to be maintained pursuant to Section 7.3 of the Agreement or (z) the delivery of Equity Interest certificates and undated Equity Interest powers) and priority only), 4.9(a), 4.14, 4.16, 4.17 and 4.28 of this Agreement and the last sentence of Section 4.5 of this Agreement.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan A Exposure of all Lenders plus (c) the aggregate Term Loan B Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure, Term Loan A Exposure and Term Loan B Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are two or more Lenders that are not Affiliates of each other, “Supermajority Lenders” must include at least 2 Lenders.
“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.
“Target” means Project Rendezvous Holding Corporation, a Delaware corporation.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Tenant” has the meaning specified therefor in the definition of “Closing Date Real Property Disclosures”.

“Term Loan A” has the meaning specified therefor in Section 2.2 of the Agreement.
“Term Loan A Amount” means $20,000,000.
“Term Loan A Borrowing Base” means, as of any date of determination, the result of:
(a)    the product of 85% multiplied by the NOLV (as set forth in the most recent equipment appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using a scope, methodology and sampling procedure acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion) of Eligible

M&E (such determination may, in Agent’s Permitted Discretion, be made separately as to different categories of Eligible M&E based upon the NOLV applicable to such categories) at such time, plus
(b)    the product of 60% multiplied by the fair market value (as set forth in the most recent real property appraisal received by Agent from an appraisal company that is acceptable to Agent in its Permitted Discretion, using scope and methodology acceptable to Agent in its Permitted Discretion, the results of which shall be satisfactory to Agent in its Permitted Discretion) of Eligible Real Property, minus
(c)    the aggregate amount of reserves, if any, established by Agent under Section 2.2(a)(ii) of the Agreement.
“Term Loan A Commitment” means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Term Loan A Exposure” means, with respect to any Term Loan A Lender, as of any date of determination (a) prior to the funding of the Term Loan A, the amount of such Lender’s Term Loan A Commitment, and (b) after the funding of the Term Loan A, the outstanding principal amount of the Term Loan A held by such Lender.
“Term Loan A Lender” means a Lender that has a Term Loan A Commitment or that has a portion of the Term Loan A.
“Term Loan B” has the meaning specified therefor in Section 2.2 of the Agreement.
“Term Loan B Amount” means $7,500,000.
“Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Term Loan B Exposure” means, with respect to any Term Loan B Lender, as of any date of determination (a) prior to the funding of the Term Loan B, the amount of such Lender’s Term Loan B Commitment, and (b) after the funding of the Term Loan B, the outstanding principal amount of the Term Loan B held by such Lender.
“Term Loan B Lender” means a Lender that has a Term Loan B Commitment or that has a portion of the Term Loan B.
“Term Loans” means the Term Loan A and the Term Loan B, collectively.
“Third Party Payor” means (i) a commercial medical insurance company, health maintenance organization, professional provider organization or other third party payor that reimburses providers for Medical Services provided to individual patients, (ii) a nonprofit medical insurance company (such as the Blue Cross, Blue

Shield entities), and (iii) a Government Account Debtor making payments under a Government Reimbursement Program.
“Third Party Payor Arrangement” shall mean a written agreement or arrangement with a Third Party Payor pursuant to which the Third Party Payor pays all or a portion of the charges of any Loan Party or its Subsidiaries for providing Medical Services.
“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Trucking Arrangement” has the meaning specified therefor in the definition of “Closing Date Real Property Disclosures”.

“TTM EBITDA” means, as of any date of determination, EBITDA of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Unearned Accounts Percentage” means, as of the last day of any fiscal period and for any Account Debtor, the percentage resulting from dividing (a) Unearned Revenue for such Account Debtor as of such date by (b) the result of (i) the aggregate amount of the Accounts owed by such Account Debtor to any Borrower as of such date, less (ii) the aggregate amount of Accounts arising from camera sales to such Account Debtor as of such date.

“Unearned Revenue” means, for any fiscal period and for any Account Debtor, the aggregate amounts paid or payable to any Borrower for services or goods that have yet to be fulfilled.

“Unfinanced Capital Expenditures” means any Capital Expenditures not financed by the seller of the capital asset or by a third party lender. For the avoidance of doubt, Capital Expenditures financed by any Loans will be deducted from EBITDA in the calculation of the Fixed Charge Coverage Ratio.

“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Waiver Locations” has the meaning specified therefor in Section 4.24 of the Agreement.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 3.1
The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a)the Closing Date shall occur on or before January 4, 2016;
(b)Agent shall have received evidence that appropriate financing statements will be duly filed in such office or offices as may be necessary to perfect the Agent’s Liens in and to the Collateral;
(c)Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)a completed Borrowing Base Certificate;
(ii)the Control Agreements with respect to (x) Qualified Cash Collateral required to be maintained pursuant to Section 7.3 of the Agreement on the Closing Date and (y) Qualified Cash included in the calculation of Liquidity on the Closing Date;
(iii)Collateral Access Agreements for the following locations of the Loan Parties: (A) 13100 Gregg Street, Suite A, Poway, CA, and (B)1048 Industrial Court, Suite E, Suwanee, GA 30024,
(iv)the Fee Letter,
(v)the Flow of Funds Agreement,
(vi)the Guaranty and Security Agreement,
(vii)the Intercompany Subordination Agreement,
(viii)the Mortgages in respect of Eligible Real Property included in the Term Loan A Borrowing Base on the Closing Date,
(ix)a completed Perfection Certificate for each of the Loan Parties,
(x)the Patent Security Agreement, and
(xi)the Trademark Security Agreement;
(d)Agent shall have received payoff letters, in form and substance reasonably satisfactory to Agent, confirming the amount necessary to repay in full all Indebtedness of Digirad, Target and their respective Subsidiaries (other than Indebtedness set forth on Schedule 4.14 to the Agreement) and confirming that, upon such repayment in full, all commitments under all such Indebtedness shall have been terminated and cancelled and all Liens (other than Permitted Liens) in connection therewith shall have been terminated and released, in each case, prior to or concurrently with the initial extension of credit under the Agreement;
(e)Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
(f)Agent shall have received (i) copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be certified as of a recent date by the appropriate governmental official, and (ii) certified copies of Material Contracts;
(g)Agent shall have received a certificate of status with respect to each Loan Party, dated within 20 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be reasonably satisfactory to Agent;

(j)Agent shall have received an opinion, from (i) Olshan Frome Wolosky LLP with respect to New York law and Delaware law, (ii) Stinson Leonard Street LLP with respect to North Dakota law, (iii) Cutler Law Firm, LLP with respect to South Dakota law, (iv) Bone McAllester Norton PLLC with respect to Tennessee law, and (v) Russ, August & Kabat with respect to California law, all in form and substance reasonably satisfactory to Agent;
(k)Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT ACT, to the extent requested at least ten business days prior thereto;
(l)Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;
(m)Agent shall have received (i) appraisals and surveys of the Eligible Real Property reasonably satisfactory to Agent, and (ii) mortgagee title insurance policies for the Eligible Real Property issued by a title insurance company reasonably satisfactory to Agent (First American Title Insurance Company being a satisfactory title insurance company) (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agent assuring Agent that the Mortgages on such Eligible Real Property are valid and enforceable first priority mortgage Liens on such Eligible Real Property free and clear of all defects and encumbrances except as agreed to by Agent, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;
(n)the Acquisition Agreement and all other Acquisition Documents shall be substantially in the form of such documentation delivered to Agent prior to the execution and delivery of that certain Commitment Letter, dated as of October 13, 2015, by and between Agent and Digirad, or subject to subsequent amendments or modifications thereto that are not materially adverse to the Lenders or the Loan Parties or are consented to in writing by Agent;
(o)the DMS Acquisition shall have been consummated on the Closing Date in accordance with the terms and conditions of the Acquisition Documents and all applicable requirements of law, and no such terms or conditions (other than as are not materially adverse to the interests of Agent and the Lenders)) shall have been waived other than with the consent of the Agent;
(p)Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to Agent, certifying as to the solvency of the Loan Parties, taken as a whole, before and after giving effect to the DMS Acquisition;
(q)after giving effect to the DMS Acquisition, the other transactions contemplated under the Loan Documents to occur on the Closing Date, and the initial use of proceeds of the extensions of credit made under the Agreement on the Closing Date (including the payment of all fees and expenses), the Borrowers and their Subsidiaries shall have (x) Liquidity of not less than $10,000,000 and (y) Excess Availability of not less than $5,000,000;
(r)substantially all of the intellectual property that is material to the business of the Loan Parties and their Subsidiaries after giving effect to the consummation of the DMS Acquisition shall be owned or exclusively licensed by the Loan Parties;
(s)receipt or waiver of all material governmental and third party approvals (including shareholder approvals and other consents) necessary in connection with the DMS Acquisition and the other transactions contemplated by the Loan Documents to occur on the Closing Date, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on such transactions;
(t)Agent shall have received a certificate from a responsible officer of Digirad, certifying as to the matters set forth in Section 3.2(a) of the Agreement and clauses (u) and (v) below, in each case, as of the Closing Date;
(u)since the date of execution and delivery of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect. “Company Material Adverse Effect”, as used herein, means a material adverse effect on the business, assets, properties, liabilities, operations or financial condition of the Target and its Subsidiaries, taken as a whole, or Digirad and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) events, changes, developments or circumstances relating to the industries or the markets in which the Target and its Subsidiaries or Digirad and its Subsidiaries operate, including changes resulting from weather or natural conditions, or changes in Law or the interpretation or enforcement thereof, (ii) events, changes, developments, conditions or circumstances that effect the United States economy generally, (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (iv) changes in Law or GAAP, (v) any action or omission of Digirad or any of its Subsidiaries prior to the Closing Date contemplated by the Acquisition Documentation or taken with the prior written consent of Buyer, as long as, in the case of the foregoing clauses (i) through (v), such change, circumstance, event or effect has not had, or would not reasonably be expected to have, a materially disproportionate adverse impact on the Target and its Subsidiaries, taken as a whole, or Digirad and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which Target and its Subsidiaries or Digirad and its Subsidiaries operate. Capitalized terms used in the immediately preceding sentence and not otherwise defined in the Agreement shall have the meanings assigned to such terms in the Acquisition Agreement (including schedules thereto);
(v)on the Closing Date, no Default or Event of Default shall have occurred or would result from the making of the initial extension of credit (other than (x) resulting from a breach of any representation or warranty in any Loan Document other than those required to be true and correct or true and correct in all material respects on the Closing Date pursuant to Section 3.2(a) of the Agreement, or (y) relating to a failure to have a perfected Lien on any Collateral which is not required to be provided until after the Closing Date pursuant to Section 3.6 of the Agreement); and
(w)Agent shall have received the unaudited consolidated monthly balance sheets, income statements, and cash flow statements of (x) the Target and its Subsidiaries for any periods ending after June 30, 2015 to the extent received by Digirad from the Target, and (y) Digirad and its Subsidiaries as of and for each fiscal month of Digirad ending after June 30, 2015 and within 30 days prior to the Closing Date.

Schedule 3.6
(a)[Reserved].
(b)On or before the date that is 30 days after the Closing Date (or such later date as agreed to by Agent in its sole discretion), the Loan Parties shall have, for all vehicles owned by the Loan Parties on the Closing Date and represented (or required to be represented) by a certificate of title (other than for the vehicles owned by the Loan Parties on the Closing Date for which certificates of title are missing as of the Closing Date, the “Specified Vehicles”), delivered to Agent (or its agent or designee) (i) the original certificate of title for such vehicles, (ii) original powers of attorney in favor of Agent (or its agent or designee) in form reasonably satisfactory to Agent to the extent required by the Department of Motor Vehicles (or similar agency) of the applicable jurisdiction in order to permit Agent (or its agent or designee) to cause Agent’s Lien to be noted on such certificate of title, and (iii) such information regarding such vehicles to the extent required by the Department of Motor Vehicles (or similar agency) of the applicable jurisdiction in order to permit Agent (or its agent or designee) to cause Agent’s Lien to be noted on such certificate of title.
(c)On or before the date that is 30 days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), the Loan Parties shall have, for all Specified Vehicles, delivered to Agent (or its agent or designee) (i) either (A) the original certificate of title for any such Specified Vehicle, or (B) original powers of attorney in favor of Agent (or its agent or designee) in form reasonably satisfactory to Agent to the extent required by the Department of Motor Vehicles (or similar agency) of the applicable jurisdiction in order to permit Agent (or its agent or designee) to file an application on behalf of the applicable Loan Party for a new certificate of title for any such Specified Vehicle, (ii) original powers of attorney in favor of Agent (or its agent or designee) in form reasonably satisfactory to Agent to the extent required by the Department of Motor Vehicles (or similar agency) of the applicable jurisdiction in order to permit Agent (or its agent or designee) to cause Agent’s Lien to be noted on such certificate of title, and (iii) such information regarding the Specified Vehicles to the extent required by the Department of Motor Vehicles (or similar agency) of the applicable jurisdiction in order to permit Agent (or its agent or designee) to file such application described in clause (i)(A) above on behalf of the applicable Loan Party and/or to permit Agent (or its agent or designee) to cause Agent’s Lien to be noted on such certificate of title.
(d)On or before the date that is 60 days after the Closing Date (or such later date as agreed to by Agent in its sole discretion), Agent’s Lien shall be noted on the certificates of title for all vehicles owned by the Loan Parties on the Closing Date and represented (or required to be represented) by a certificate of title (other than with respect to the Specified Vehicles).
(e)On or before the date that is 30 days after the date that a new certificate of title is issued for any Specified Vehicle (or such later date as agreed to by Agent in its sole discretion), Agent’s Lien shall be noted on the certificate of title for such Specified Vehicle.
(f)    On or before the date that is 10 Business Days after the Closing Date (or such later date as agreed to by Agent in its sole discretion), the Loan Parties shall maintain all Qualified Cash Collateral at Raymond James & Associates, Inc., one of its Affiliates, and/or Wells Fargo or one of its Affiliates and such Qualified Cash Collateral shall be maintained in Deposit Accounts or in Securities Accounts (or any combination thereof) subject to Control Agreements in form and substance satisfactory to Agent (including that such Control Agreements provide that the Loan Parties are restricted immediately from withdrawing funds from such Deposit Accounts or Securities Accounts) and any unrestricted (other than in favor of Lender Group) cash and Cash Equivalents comprising part of the Qualified Cash Collateral shall be held in segregated accounts and not commingled with other cash and Cash Equivalents of the Loan Parties.
(g)    On or before the date that is 5 Business Days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), the Loan Parties shall have delivered to Agent the executed Control Agreement for Deposit Accounts at J.P. Morgan Chase Bank, N.A., in form approved by Agent in writing prior to the Closing Date.

(h)    On or before the date that is 3 Business Days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), the Loan Parties shall have delivered to Agent original copies of all stock certificates and stock powers issued by DMS Health Technologies, Inc., a North Dakota corporation, DMS Imaging, Inc., a North Dakota corporation, DMS Health Technologies - Canada, Inc., a North Dakota corporation, Project Rendezvous Acquisition Corporation, a Delaware corporation, and Project Rendezvous Holding Corporation, a Delaware corporation.

Schedule 4.1(b)
Capitalization of Borrowers

Borrowers and Loan Parties’ Subsidiaries	Shares Authorized	Record Owner	No. Shares/Interest Issued	Percentage Owned by Digirad Corporation
Digirad Corporation	Common: 80,000,000	Public	19,356,070 (net of treasury shares) as of September 30, 2015	N/A
Digirad Corporation	Preferred Stock: 10,000,000 Designated Series B Participating Preferred Stock: 500,000	N/A	0 (unissued)	N/A
Digirad Imaging Solutions, Inc.*	1,000 (one class of capital stock)	Digirad Corporation	1,000	100%
MD Office Solutions*	1,000 (one class of capital stock)	Digirad Corporation	1,000 shares	100%
Telerhythmics, LLC*	N/A	Digirad Imaging Solutions, Inc.	100%	100%
Project Rendezvous Holding Corporation*	Common: 1,000	Digirad Corporation	100 shares	100%
Project Rendezvous Acquisition Corporation*	Common: 1,000	Project Rendezvous Holding Corporation	100 shares	100%
DMS Health Technologies, Inc.*	Class A: 50,000	Project Rendezvous Acquisition Corporation	8,500 - Class A shares	100%
DMS Health Technologies, Inc.*	Class B: 50,000	Project Rendezvous Acquisition Corporation	5,100 - Class B shares	100%
DMS Imaging, Inc.*	Voting: 5,000	DMS Health Technologies, Inc.	1,606 shares	100%
DMS Imaging, Inc.*	Nonvoting: 5,000	N/A	0 (unissued)	N/A
DMS Health Technologies - Canada, Inc.*	Common: 50,000	DMS Imaging, Inc.	1,000 shares	100%

Schedule 4.1(c)
Capitalization of Loan Parties’ Subsidiaries

Subsidiaries of Loan Parties are denoted by an asterisk (*) on Schedule 4.1(b).

Schedule 4.1(d)
Subscriptions, Options, Warrants or Call relating to Borrowers’ or Subsidiaries’ Equity Interests

1.
Digirad has two active equity incentive plans, the 2011 Inducement Stock Incentive Plan and the 2014 Equity Incentive Award Plan, (collectively the “Plans”), under which stock options, restricted stock units, and other stock based awards may be granted to employees and non-employees, including members of Digirad’s Board of Directors. As of December 21, 2015, Digirad had options to purchase 1,259,482 shares of common stock and 259,915 restricted stock units issued and outstanding under the Plans.

Schedule 4.6(b)
Litigation
None.

Schedule 4.10
Employee Benefit Plans
None.

Schedule 4.11
Environmental Condition
None.

Schedule 4.14
Indebtedness

1.
$233,443.47 Irrevocable Standby Letter of Credit No. XXXXXXX8768 issued by Silicon Valley Bank for the account of Digirad Corporation in favor of First Industrial, L.P., dated January 31, 2014, as amended by Advice of Debit Letter dated February 6, 2015.

2.
$100,000.00 Irrevocable Clean Letter of Credit No. XXXXXXX7201 issued by JP Morgan Chase Bank, N.A. for the account of DMS Health Technologies, Inc. for the benefit of Zurich American Insurance Company, dated May 24, 2014, as amended.

3.	Indebtedness secured by Liens set forth on Schedule P-2. Indebtedness with respect to JPMorgan Chase Bank, N.A. permitted to remain outstanding until January 4, 2016.

4.	Capital Leases for Digirad:

Capital Leases
As of 12/31/15

Digirad			Current Balance	ST	LT

Dell #500	Software & Hardware		6,996.98	6,996.98	0
Dell #501	Email		10,492.10	10,492.10	0
Dell #502	Computers		17,238.70	12,800.94	4,437.76
CNP	Phone		6,195.86	6,195.86	0
De Lage Landen	Hardware		58,779.73	40,964.79	17,814.94

				77,450.67	22,252.70

DIS / Telerhythmics	Item	Identifier		ST	LT

Enterprise	Edge	LACO81	3,670.47	3,670.47	0
Enterprise	Yaris	LACQ00	2,942.51	2,942.51	0
Enterprise	Yaris	LACP98	2,922.39	2,922.39	0
Enterprise	Yaris	LACP99	2,922.39	2,922.39	0
Enterprise	Yaris	LALF51	9,097.09	4,597.89	4,499.20
Enterprise	Yaris	LALD78	9,183.09	4,669.19	4,513.90

Enterprise	Yaris	LALK32	10,201.62	4,519.65	5,681.97
Enterprise	Yaris	LALK31	10,201.62	4,519.65	5,681.97
Enterprise	Yaris	LANJ13	10,567.08	4,528.94	6,038.14
Enterprise	Yaris	LANK33	11,408.85	4,586.80	6,822.05
Enterprise	ProMaster	FS9Q39	28,122.92	7,991.91	20,131.02
Enterprise	ProMaster	FS0P46	25,697.39	7,149.48	18,547.91
Enterprise	Yaris	FS6P23	16,028.85	4,055.39	11,973.47
Enterprise	ProMaster	FS6P24	27,696.22	6,985.86	20,710.35
Enterprise	ProMaster	FS6P25	27,657.84	7,015.49	20,642.35
Enterprise	ProMaster	FS6P26	27,703.04	7,011.72	20,691.32
Enterprise	ProMaster	222HM8	30,693.74	7,327.59	23,366.16
Enterprise	Yaris	FS4R21	16,987.03	3,986.67	13,000.37
Enterprise	Yaris	FS4R07	16,731.85	3,930.00	12,801.85
Enterprise	Yaris	FS4R20	17,412.60	3,919.83	13,492.76

Highland 1	Nidek Auto Focus Camera		7,802.55	7,802.55	0
Highland 2	(5) Portable Ultrasound Systems		67,667.24	67,667.24	0
Highland 3	Holters (50)		41,049.11	25,546.80	15,502.31
Highland 4	Phillips Ultrasound IE33		48,526.75	28,628.06	19,898.69
Highland 5	Holters (35)		27,906.03	16,448.27	11,457.76
Highland 6	RythmStar (100)		52,553.20	29,429.75	23,123.45
Highland 7	RythmStar (100)		64,966.15	29,111.48	35,854.66
Highland 8	Northeast Holters		62,440.36	26,869.60	35,570.76
Balboa 1	Cardiac Monitors		380,976.62	160,975.88	220,000.73
Balboa 2	Cardiac Monitors		405,218.24	155,160.87	250,057.37

646,894.33	820,060.52

Schedule 4.15
Taxes
1. On June 8, 2015, Medical Operators & Management Corp (n/k/a DMS Imaging, Inc.) received notice from the Missouri Department of Revenue of an income and franchise tax audit.

2. On August 19, 2015, DMS Imaging, Inc. received notice from the California State Board of Equalization of a routine sales and use tax audit for the period from July 1, 2012 through June 30, 2015.

Schedule 4.24
Location of Inventory and M&E
Waiver Locations

Location	Owned/Leased/Controlled by Bailee*?	Description
13100 Gregg Street, Suite A Poway, CA	Leased	Inventory/M&E
1048 Industrial Court, Suite E Suwanee, GA 30024	Leased	Inventory/M&E

Other Locations

Location	Owned/Leased/Controlled by Bailee?	Description
4395 E. Lowell St., Ste. B Ontario, CA	Leased	Inventory/M&E
12632 Hoover St. Garden Grove, CA	Leased	Inventory/M&E
302 W. Fallbrook Ave., Ste. 104 Fresno, CA	Leased	Inventory/M&E
23595 Cabot Blvd., Ste 311 Hayward, CA	Leased	Inventory/M&E
1304 Langham Creek #216 & #218 Houston, TX	Leased	Inventory/M&E
2156 W. Northwest Highway, Ste 314 Dallas, TX	Leased	Inventory/M&E
8150 W. 185th Street, Suite L Tinley Park, IL	Leased	Inventory/M&E
10752 Trenton Industrial Blvd. St. Louis, MO	Leased	Inventory/M&E
1680 Southeast Avenue Suite 102 Kent, OH	Leased	Inventory/M&E
5363-5365 West Minnesota Road Indianapolis, IN	Leased	Inventory/M&E
24301 Catherine Industrial Dr #112 Novi, MI	Leased	Inventory/M&E
1095, 1097 & 1099 Investment Blvd. Apex, NC	Leased	Inventory/M&E
2804 S. Charles Blvd., Suite A Greenville, NC	Leased	Inventory/M&E
8432 Old Statesville Rd., Suite 600 Charlotte, NC	Leased	Inventory/M&E
149 Riverwalk Blvd, Suite 12 Hilton Head, SC	Leased	Inventory/M&E
5215 Monticello Ave, Suite A Williamsburg, PA	Leased	Inventory/M&E
889 Airport Park Road, Suites F-G Glen Burnie, PA	Leased	Inventory/M&E
10275 Windhorst Rd. Tampa, FL	Leased	Inventory/M&E

11316 Boggy Creek Rd. #126 Orlando, FL	Leased	Inventory/M&E
941 Marcon Boulevard, Suite 401 Allentown, PA	Leased	Inventory/M&E
212 W Spring St. Frackville, PA	Leased	Inventory/M&E
700 Braen Avenue, Unit #1 Wyckoff, NJ	Leased	Inventory/M&E
3226 - 3227 Sylon Blvd. Hainesport, NJ	Leased	Inventory/M&E
475-H Wildwood Ave. Woburn, MA	Leased	Inventory/M&E
33 Barber Court, Ste. 123 Birmingham, AL	Leased	Inventory/M&E
1048 Industrial Court, Suite E Suwanee, GA	Leased	Inventory/M&E
6669 Peachtree Industrial Blvd, Ste C & D Norcross, GA	Leased	Inventory/M&E
5959 Shallowford Road #104 Chattanooga, TN	Leased	Inventory/M&E
36-09 Vernon Blvd. Long Island City, NY	Leased	Inventory/M&E
60 Market Center Drive, Suite 101 Collierville, TN	Leased	Inventory/M&E
Spectrum Assembly, Inc. 6300 Yarrow Drive, Suite 100 Carlsbad, CA 92011	Bailee	Inventory/M&E
2101 North University Drive (Building 1) Fargo, ND 58102	Owned	Inventory/M&E
2217 North University Drive (Building 3) Fargo, ND 58102	Owned	Inventory/M&E
109 South Petro Avenue Sioux Falls, SD 57107	Owned	Inventory/M&E
4172 Thundershief Lane, Hermantown MN 55811	Leased	Inventory/M&E
3344 Saratoga Avenue Bismarck, North Dakota 58503	Leased	Inventory/M&E
3400 South Highway 79 Rapid City, South Dakota 57701	Leased	Inventory/M&E
768 Louise Lane NW Bemidji MN 56601	Leased	Inventory/M&E
11508 96th Ave North Maple Grove MN 55369	Leased	Inventory/M&E
38 Silos Rd. Townsend, MT 59644	Leased	Inventory/M&E
71st Avenue Beltway Storage, LLP 7101 North 19th Street Bismarck ND 58503	Bailee	Inventory/M&E
ATI 2850 North Woodford Street Decatur IL 62526	Bailee	Inventory/M&E
Central Iowa Self Storage 1673 NE 70th Avenue Ankeny IA 50021	Bailee	Inventory/M&E

Double S Properties 38403 133rd Street Aberdeen SD 57401	Bailee	Inventory/M&E
Larry R Ewer 1131 South 22nd Street Bismarck ND 58504	Bailee	Inventory/M&E
E-Z Stor 305 7th Avenue SE Watertown SD 57201	Bailee	Inventory/M&E
Curt & Darla Jost 510 Colton Avenue Burlington ND 58722	Bailee	Inventory/M&E
Gerald Klocke 370 2nd Avenue North Carrington ND 58421	Bailee	Inventory/M&E
Milender’s Mail Service 14076 140th Avenue NE Thief River Falls MN 56701	Bailee	Inventory/M&E
Allan Radel 350 26th Street NW Owatonna MN 55060	Bailee	Inventory/M&E
James Steinke 1814 South 19th Street Grand Forks ND 58201	Bailee	Inventory/M&E
Valley Medical Center, PLLC 2315 8th Street, Lewiston ID 83501	Bailee	Inventory/M&E
Silos Boat & Lift Storage 39 Silos Rd. Townsend, MT 59644	Bailee	Inventory/M&E
Denny’s Storage 3138 N 10th St Bismarck ND	Bailee	Inventory/M&E
AAA Rapid Storage 625 E Cantron Blvd Rapid City SD 57701	Bailee	Inventory/M&E
Boone County Hospital 1015 Union St Boone, IA 50036	Bailee/Customer location	Inventory/M&E
Garrison Memorial Hospital 407 3rd Ave SE Garrison, ND 58543	Bailee/Customer location	Inventory/M&E
Johnson Memorial Health Services 1282 Walnut St Dawsom, MN 56232	Bailee/Customer location	Inventory/M&E
Kittson Memorial Healthcare Center 1010 S Birch Ave Hallock, MN 56728	Bailee/Customer location	Inventory/M&E
Madison Hospital 900 2nd Ave Madison, MN 56256	Bailee/Customer location	Inventory/M&E
Prairie Ridge Hospital and Health Services Morris 24 E 7th St Morris, MN 56267	Bailee/Customer location	Inventory/M&E

Central Montana Imaging LLC 1417 9th St S #102 Great Falls, MT 59405	Bailee/Customer location	Inventory/M&E
Essentia Health Wahpeton Clinic 275 11th St S Wahpeton, ND 58075	Bailee/Customer location	Inventory/M&E
Marin General Hospital 250 Bon Air Rd Greenbrae, CA 94904	Bailee/Customer location	Inventory/M&E
Metro Health Hospital MR 5900 Byron Center Ave SW Wyoming, MI 49519	Bailee/Customer location	Inventory/M&E
Sanford Medical Center Bismarck 300 N Seventh St Bismarck, ND 58501	Bailee/Customer location	Inventory/M&E
Ventura County Medical Center 3291 Loma Vista Rd Ventura, CA93003	Bailee/Customer location	Inventory/M&E
Irwin Army Community Hospital (MES) 600 Caisson Hill Rd Fort Riley, KS 66442	Bailee/Customer location	Inventory/M&E

____________
* As defined in the Perfection Certificate.

Schedule 4.27
Material Contracts

1.	CIGNA Health and Life Insurance Company Policy, dated January 1, 2013.

a.	Amendment to CIGNA Health and Life Insurance Company Policy, dated January 1, 2015.

2.	Heartrak ECAT License Agreement, dated February 24, 2011, between Universal Medical Inc. and Telerhythmics, LLC.

a.	First Amendment to License Agreement, dated October 9, 2014, between Universal Medical Inc. and Telerhythmics, LLC.

3.	Manufacturing and Supply Agreement, dated September 10, 2013, between Digirad Corporation and Spectrum Assembly Inc.

4.	Triad Isotopes, Inc. Provider Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

a.	First Amendment of the Triad Isotopes, Inc. Provider Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

b.	Second Amendment of the Triad Isotopes, Inc. Provider Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

c.	Third Amendment of the Triad Isotopes, Inc. Provider Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

d.	Fourth Amendment of the Triad Isotopes, Inc. Provider Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

e.	Fifth Amendment of the Triad Isotopes, Inc. Provide Agreement, dated September 1, 2013, between Triad Isotopes, Inc. and Digirad Imaging Solutions, Inc.

5.	Consolidated Agreements, dated April 1, 2014, between DMS Health Technologies, Inc. and Philips Healthcare, a division of Philips Electronics North America Corporation.

6.	Philips Service Agreement, dated May 22, 2015, between DMS Health Technologies, Inc. and Philips Healthcare, a division of Philips Electronics North America Corporation.

7.	Radiopharmaceutical Supply Agreement, dated August 28, 2015, between DMS Health Technologies, Inc. and TrillaMed LLC.

8.	Radiopharmaceutical Supply Agreement, effective September 1, 2015, between Cardinal Health 414, LLC and DMS Imaging, Inc.

9.	Agreement (Billing Account No. 1776964), dated February 20, 2015, between GE Health Care and DMS Health Technologies Inc.

a.	GE Healthcare Addendum to Quotation, dated February 6, 2015, between DMS Service Technologies Inc. and GE Healthcare, a division of the General Electric Company.

10.	Proposal # 1-BG1QHR, dated March 23, 2015, between DMS Health Technologies Inc. and Siemens Medical Solutions USA, Inc.

11.	Transport Provider Contract, dated December 6, 2010, between DelMed, Inc. and DMS Imaging.

12.	WEX Business Charge Account Agreement and Wright Express Account Application, dated February 22, 2012, by DMS Health Technologies, Inc.

13.	Lease and Fleet Management Services Agreement, dated May 9, 2007, among ARI Fleet LT, Automotive Rentals, Inc. and DMS Health Technologies, Inc.

a.	First Amendment to Lease and Fleet Management Services Agreement, dated May 21, 2009, among ARI Fleet LT, Automotive Rentals, Inc. and DMS Health Technologies, Inc.

b.	Second Amendment to Lease and Fleet Management Services Agreement, dated June 10, 2010, among ARI Fleet LT, Automotive Rentals, Inc. and DMS Health Technologies, Inc.

c.	Third Amendment to Lease and Fleet Management Services Agreement, dated June 24, 2011, among ARI Fleet LT, Automotive Rentals, Inc. and DMS Health Technologies, Inc.

14.	Motor Carrier Transportation Agreement, dated October 30, 2012, between DMS Imaging, Inc. and S&A Operations.

15.	Blue Cross Blue Shield Certificate of Insurance and Summary Plan Description for DMS Health Technologies Group Benefit Plan.

Schedule 4.29
Health Care Matters
None.

Schedule 5.1
Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Agent:

within 30 days after the end of each of Digirad’s fiscal months (or 45 days in the case of a month that is the end of one of Digirad’s fiscal quarters) during each of Digirad’s fiscal years,
(a) an unaudited consolidated balance sheet, income statement and statement of cash flow (the statement of cash flow will only be required at the end of each fiscal quarter) covering Digirad’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

within 90 days after the end of each of Digirad’s fiscal years,
(c) consolidated financial statements of Digirad and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(d) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable, and

(e) a detailed calculation of Excess Cash Flow.

within 15 days prior to the start of each of Digirad’s fiscal years (or for updated Projections for Digirad’s 2016 fiscal year, within 75 days after the beginning of the start of such fiscal year),
(f) copies of Digirad’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Digirad during the period covered thereby.

if and when filed by Digirad,
(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Digirad with the SEC, with the exception of Section 16 beneficial ownership reporting, and

(i) any other information that is provided by Digirad to its shareholders generally,provided, if such filings are available on the SEC EDGAR system no delivery is required, but Digirad shall endeavor to give Agent notice that such filings have been made.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Digirad or any of its Subsidiaries,
(k) notice of all actions, suits, or proceedings brought by or against Digirad or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of Digirad or its Subsidiaries.

Schedule 5.2
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

Weekly
(a) a report regarding the amount of Qualified Cash Collateral as of the end of the prior day, which is broken down by (i) the amount of unrestricted (other than in favor of Lender Group) cash and Cash Equivalents on hand of the Loan Parties and their Subsidiaries, (ii) the amount of unrestricted (other than in favor of Lender Group) cash of the Loan Parties and their Subsidiaries invested in money market or other highly liquid short term investments acceptable to Agent, and (iii) current bonds (valued at fair market value) included in Digirad’s bond portfolio as of October 13, 2015 (and other similar bonds acquired by the Loan Parties and their Subsidiaries after October 13, 2015 which are acceptable to Agent), and which includes an indication of what Deposit Accounts or Securities Accounts hold such Qualified Cash Collateral; provided that, notwithstanding the foregoing, Qualified Cash Collateral held in a Raymond James Account (as defined in the Guaranty and Security Agreement) shall be reported monthly (and not weekly) and otherwise in accordance with the foregoing, within 5 Business Days of the month end; provided further that the reporting requirements under this clause (a) shall not be applicable for any Qualified Cash Collateral maintained at Wells Fargo as of any required reporting date.

If (x) no Increased Reporting Period (as defined below) is in effect, monthly (no later than the 14 days after the end of each month), and (y) an Increased Reporting Period (as defined below) is in effect, weekly (no later than Wednesday of each week, commencing with the first such day to occur during any Increased Reporting Period),

(b) an executed Borrowing Base Certificate; provided that Borrowers shall not be required (but may in their discretion) deliver a Borrowing Base Certificate for the month ended December 31, 2015,
(c) a detailed aging, by total, of each Borrower’s Receivables, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(d) a detailed calculation of those Receivables that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(e) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower's Receivables,
(f) Inventory system/perpetual reports specifying the cost, together with a reconciliation to Borrowers’ general ledger (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(g) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(h) a detailed report regarding each Borrower’s M&E, with detail showing any additions or deletions since the last appraisal; provided that, for sake of clarity, any indication of NOLV will be calculated by Wells Fargo based on the most recent M&E appraisal and Borrowers are not required to calculate NOLV,
(i) a report regarding each Borrower’s Eligible Real Property, detailing any changes in the associated Real Property and the fair market value provided by Wells Fargo, based on the most recent real estate appraisal,
(j) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft, and an aging, by vendor, of any held checks,
(k) until a cash management system is established at Wells Fargo in accordance with Section 5.15 of the Agreement, a detailed report regarding each Loan Party’s and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash as of month end, and
(l) until a cash management system is established at Wells Fargo in accordance with Section 5.15 of the Agreement, copies of monthly account statements provided by First Tennessee Bank with respect to the Loan Parties’ Deposit Accounts and Securities Accounts at such bank.

Monthly (no later than the 30th day after the end of each month, or in the case of a fiscal quarter end, no later than the 45th day after the end of each fiscal quarter),
(m) if not previously provided in clauses (a) through (l) above, a reconciliation of Accounts, accounts payable, Inventory, and M&E of Borrowers’ general ledger to its monthly balance sheet, including any book reserves related to each category. For sake of clarity, any reconciliation related to clauses (a) through (l) above to the monthly balance sheet not provided within associated time requirements, shall not be delinquent if provided within the time requirements of this clause (m).

Quarterly (no later than the 45th day after the end of each fiscal quarter),
(n) a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,
(o) a Perfection Certificate or a supplement to the Perfection Certificate, and
(p) copies of (i) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (ii) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

Upon reasonable request by Agent,
(p) a detailed list of each Loan Party’s and its Subsidiaries’ customers, with address and contact information.
(q) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party or its Subsidiaries,
(r) copies of any chattel paper or lease agreements with respect to the M&E and the Inventory,
(s) screen shots or reports showing available balances and/or activity in any Deposit Accounts or Securities Accounts at First Tennessee Bank,
(t) copies of invoices and credit memos in excess of an amount to be determined in Agent’s sole discretion, together with corresponding supporting documentation,
(u) such other reports as to the Collateral of any Loan Party and its Subsidiaries, as Agent may reasonably request.

As used herein, “Increased Reporting Period” means the period (i) commencing on any day (the “Increased Reporting Commencement Date”) on which Excess Availability is less than the greater of (a) 10% of the Maximum Credit Amount and (b) $4,000,000 and (ii) continuing until the last day of the next month ending after the Increased Reporting Commencement Date during which Excess Availability on each day during a 30 consecutive day period was greater than or equal to the greater of (a) 12.5% of the Maximum Credit Amount and (b) $5,000,000.

Schedule 6.5
Nature of Business

Loan Party	Description of Business
Digirad Corporation
Provider of mobile diagnostic healthcare solutions, including nuclear, ultrasound, cardiac event monitoring and related diagnostic services in the healthcare industry

Develop, manufacture and sell new and used nuclear imaging cameras as well as provide support on new and used nuclear imaging cameras in the market, both Digirad and non-Digirad branded

Digirad Imaging Solutions, Inc.
Provider of medical imaging services (including nuclear cardiology and ultrasound imaging services)

Provider of medical monitoring services (including cardiac event monitoring services).

Design and manufacture nuclear and other cameras.

Sale, repair and servicing of nuclear and other cameras.

MD Office Solutions	Mobile diagnostic imaging provider.
Telerhythmics, LLC	Cardiac event monitoring services.
Project Rendezvous Holding Corporation	Holding company
Project Rendezvous Acquisition Corporation	Holding company
DMS Health Technologies, Inc.
Medical equipment product sales, medical equipment services, and diagnostic imaging provider services

DMS’ services includes CT, PET/CT, MRI, nuclear and other related mobile, fixed-site and interim imaging services. DMS also sells and services through its relationship with Philips diagnostic imaging equipment.

DMS Imaging, Inc.	Diagnostic imaging provider for mobile, fixed-site and interim solutions.
DMS Health Technologies - Canada, Inc.	Diagnostic imaging provider for mobile, fixed-site and interim solutions.

Schedule 6.14
Consignments
None.